   As filed with the Securities and Exchange Commission on February 26, 1999
                                                    Registration No. 333-

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             PORTAL SOFTWARE, INC.
            (Exact name of registrant as specified in its charter)

      Delaware                      7375                        77-0369737
  (State or other
   jurisdiction of      (Primary Standard Industrial         (I.R.S. Employer
  incorporation or
    organization)        Classification Code Number)       Identification Number)

                                ---------------

                         20883 Stevens Creek Boulevard
                          Cupertino, California 95014
                                (408) 343-4400
  (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                                ---------------

                              Mr. John E. Little
                     President and Chief Executive Officer
                             Portal Software, Inc.
                         20883 Stevens Creek Boulevard
                          Cupertino, California 95014
                                (408) 343-4400
 (Name address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

           J. Stephan Dolezalek, Esq.                         Larry W. Sonsini, Esq.
             Timothy R. Curry, Esq.                          David C. Drummond, Esq.
           David A. Makarechian, Esq.                         Mark L. Reinstra, Esq.
            Elizabeth A.R. Yee, Esq.                         Michael F. Hayden, Esq.
        BROBECK, PHLEGER & HARRISON LLP               WILSON SONSINI GOODRICH & ROSATI, P.C.
             Two Embarcadero Place                              650 Page Mill Road
                 2200 Geng Road                          Palo Alto, California 94304-1050
          Palo Alto, California 94303                             (650) 493-9300
                 (650) 424-0160

                                ---------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                ---------------
  If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                             Proposed Maximum
                                            Aggregate Offering    Amount of
   Title of Securities to be Registered         Price (1)      Registration Fee
-------------------------------------------------------------------------------
Common Stock, $.001 par value per share...     $70,000,000         $19,460
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this preliminary prospectus is not complete and  +
+may be changed. These securities may not be sold until the registration       +
+statement filed with the Securities and Exchange Commission is effective. + +This prospectus is not an offer to sell nor does it seek an offer to buy +
+these securities in any jurisdiction where the offer or sale is not           +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
               Subject to Completion. Dated              , 1999.

                                          Shares

                             Portal Software, Inc.

                                     [LOGO]
                                  Common Stock

                                  -----------

  This is an initial public offering of shares of Portal Software, Inc. All of
the          shares of common stock are being sold by Portal.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will
be between $       and $      . Application has been made for quotation of the
common stock on the Nasdaq National Market under the symbol "PRSF".

  See "Risk Factors" beginning on page 6 to read about certain factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                          Per Share    Total
                                                          ---------    -----
   Initial public offering price.........................  $        $
   Underwriting discount.................................  $        $
   Proceeds, before expenses, to Portal..................  $        $

  The underwriters may, under certain circumstances, purchase up to an
additional         shares from Portal at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on       , 1999.

Goldman, Sachs & Co.

           Credit Suisse First Boston

                                 BancBoston Robertson Stephens

                                                              Hambrecht & Quist

                                  -----------

                      Prospectus dated            , 1999.

                           [DESCRIPTION OF ARTWORK]
Images of the different screens from Infranet.

A diagram with the word "Infranet" in the middle and spokes extending outward in all directions. Each spoke indicates an element of an Internet-based service provider's business.

A list of Portal's representative customers above Portal's logo is on the bottom right-hand side of the page.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus. Except as set forth in the consolidated financial statements or as otherwise specified in this prospectus, all information in this prospectus: (1) assumes no exercise of the
underwriters' over-allotment option; (2) reflects a     for one split of the
outstanding shares of common stock and preferred stock to be completed before the effectiveness of the registration statement related to this offering; (3) reflects the conversion of all of our outstanding preferred stock into common stock upon the effectiveness of the registration statement; and (4) reflects our reincorporation into Delaware immediately prior to the consummation of this offering. See "Description of Capital Stock" and "Underwriting".

                             Portal Software, Inc.

                                  Our Business

  We develop, market and support real-time, scalable customer management and billing software, or CM&B software, for providers of Internet-based services. Our Infranet software is a comprehensive solution that meets the complex, mission-critical provisioning, accounting, reporting and marketing needs of providers of Internet-based services. Our "Real Time No Limits" Infranet solution enables the real-time provisioning and reporting of services, including such functions as account creation, user authentication and authorization, activity tracking, pricing and rating, billing and customer service, including self-service, all on a scale of up to millions of users. We have built Infranet using an open architecture with fully documented application programming interfaces, or APIs, which facilitate customization, integration with existing software applications, and creation of new services by our customers, partners and third parties.

  We were founded in 1985 as an on-line service and one of the first Internet service providers or ISPs, and we began focusing in late 1993 on developing and marketing real-time CM&B software for the Internet. We shipped the first generally available version of Infranet in May 1996. Our approximately 80 Infranet customers include ISPs, such as Concentric Network Corporation and UUNet Technologies, Inc.; on-line enterprises, such as Juno Online Services, L.P. and 3Com Corporation's Palm.net; and on-line divisions of telecommunications carriers, such as BellSouth Corp. and U S West, Inc.

                             Our Market Opportunity

  Providers of Internet-based services and telecommunications carriers are demanding enhanced capabilities from their CM&B systems as the relentless pace of change and innovation mandates a new level of CM&B performance and functionality. Existing CM&B systems used by many traditional telecommunications carriers are not designed to accomodate "always on", data-oriented services and can generally be characterized as inflexible, batch-oriented, non-distributed and difficult to scale in an Internet environment. Existing CM&B solutions have significant difficulties in adapting to the needs of providers of Internet-based services that continually introduce new services and programs.

  We believe that providers of Internet-based services will increasingly require a CM&B solution that is real-time, distributed, scalable, flexible and easily adaptable to a vast number of emerging products and services. Infranet is designed to meet the critical functional requirements of scalability, enterprise-wide integration, including interoperability with legacy systems, comprehensive functionality, ease of use, flexibility and improved time to market. This enables service providers to capture the business benefits of increased revenue, reduced costs and improved customer service.

                                  Our Strategy

  Our strategy is to establish Portal as the CM&B platform of choice for providers of Internet-based services. Key elements of this strategy are:

  Extend Market Leadership Position. Our objective is to extend our position as a leader in the Internet-based CM&B market to establish Portal as the broad platform of choice for providers of Internet-based services. We intend to take advantage of our technological leadership, strategic partnerships, significant customer relationships, broad-based sales and marketing efforts and scalable business model to create a widespread customer base that will be difficult for potential competitors to penetrate.

  Target Leading Providers of Advanced Communications Services Worldwide. The scalability and flexibility of Infranet enables us to target a broad range of providers of Internet-based services, including on-line service divisions of major telecommunications providers worldwide, on-line service providers and companies that use the Internet to provide entirely new types of communications services.

  Build a Long-Term, High Margin, Software-Driven Business Model. The scalability, comprehensive functionality and extensibility of Infranet, combined with our strategic partnerships, are designed to allow us to achieve and maintain a high margin, software-driven business, rather than the service-intensive, customer-specific approach of many of our competitors.

  Leverage Partnerships with Systems Integrators, and with Platform, Software and Services Providers. We have established a series of partnerships with systems integrators, such as Andersen Consulting LLP, Cap Gemini Group, NTT Software Corporation and PricewaterhouseCoopers LLP and hardware platform, software and services providers, such as Cisco Systems, Inc., Compaq Corporation, Hewlett-Packard Company, Microsoft Corporation, Oracle Corporation and Sun Microsystems, Inc. We believe that our partnership strategy is unique in breadth and scope within our market, provides us with a competitive advantage and serves as a "force multiplier" which leverages our own internal capabilities.

  Grow with Customers and the Internet. Our strategy is to maximize opportunities for long-term revenue growth by targeting service providers with excellent growth prospects and capitalizing on additional sales opportunities with our customers through the addition of subscribers, add-on component sales, additional service revenues and maintenance and support agreements. We intend to continue to evolve and refine our business to track the growth of Internet-based services, so that as these services proliferate, our revenue growth opportunities will also increase.

                             Corporate Information

  Portal Software, Inc. was incorporated in California in March 1994 as Portal Information Network, Inc. In December 1995, Portal Communications Company, a company founded by John E. Little, Portal's Chief Executive Officer, and incorporated in California in May 1985, was merged into Portal Information Network, Inc. In October 1997, Portal Information Network, Inc. changed its name to Portal Software, Inc. Portal Software, Inc. plans to reincorporate in Delaware prior to the consummation of the offering. References in this prospectus to "Portal", "we", "our" and "us" refer to Portal Software, Inc., a Delaware corporation, its predecessors, and each of its subsidiaries. Portal's principal executive offices are located at 20883 Stevens Creek Boulevard, Cupertino, California 95014 and Portal's telephone number is (408) 343-4400. Information contained on Portal's Web site does not constitute part of this prospectus.

  Portal(R) and Infranet(R) are registered trademarks of Portal and the Portal logo, Infranet IPT and Real Time No Limits are trademarks of Portal. Each trademark, tradename or service mark of any other company appearing in this prospectus belongs to its holder.

                                  The Offering

 Common stock offered...         shares

 Common stock to be
  outstanding after the
  offering..............         shares

 Use of proceeds........ For general corporate
                         purposes and working
                         capital, including
                         sales and marketing
                         activities, product
                         development and support
                         and capital
                         expenditures. See "Use
                         of Proceeds".

 Proposed Nasdaq
  National Market
  symbol................ PRSF

The common stock outstanding after this offering excludes:
 . 2,276,734 shares of common stock issuable upon exercise of stock options and warrants outstanding as of January 31, 1999 at a weighted average exercise price of $4.54 per share;

 .  1,200,000 shares of common stock available for grant under our 1999 Stock
   Incentive Plan which incorporates our 1995 Stock Option/Stock Issuance Plan; and

 .  600,000 shares of common stock reserved for issuance under our 1999 Employee
   Stock Purchase Plan.

  See "Capitalization", "Management--Benefit Plans", "Description of Capital Stock" and Notes 6 and 8 of Notes to Consolidated Financial Statements.

                      Summary Consolidated Financial Data
                    (in thousands, except per share amounts)


                                         Year Ended January 31,
                             --------------------------------------------------
                                1995       1996      1997      1998      1999
                             ----------- --------  --------  --------  --------
                             (unaudited)
Consolidated Statement of
 Operations Data:
Total revenues.............   $  1,517   $  1,862  $  5,045  $  9,416  $ 26,669
Total costs and expenses...      1,717      2,347     7,299    16,802    43,460
Loss from operations.......       (200)      (485)   (2,254)   (7,386)  (16,791)
Net loss...................       (197)      (535)   (2,274)   (7,587)  (17,071)
Pro forma basic and diluted
 net loss per share
 (unaudited)...............                                            $  (0.89)
                                                                       ========
Shares used in computing
 pro forma basic and
 diluted net loss per share
 (unaudited)...............                                              19,272
                                                                       ========

                                                       January 31, 1999
                                                 ------------------------------
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                               (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents....................... $11,809    $          $
Working capital (deficit).......................  (9,150)
Total assets....................................  32,344
Long-term obligations, net of current portion...   2,022
Stockholders' equity (net capital deficiency)...  (6,551)

-------
The consolidated balance sheet data is set forth on an actual basis; pro forma to give effect to the conversion of the outstanding preferred stock into common stock upon completion of the offering; and as adjusted to reflect the sale of shares of common stock offered at an assumed initial public offering
price of $       per share and after deducting the estimated underwriting
discount and the estimated offering expenses. See "Use of Proceeds" and "Capitalization". Working capital (deficit) at January 31, 1999 includes the effect of deferred revenue of $23,344,000.

                                  RISK FACTORS

  You should carefully consider the risks and uncertainties described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that may adversely affect our company.

  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.

  This prospectus also contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, among others, those statements including the words "expects", "anticipates", "intends", "believes" and similar language. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.


It is difficult to evaluate our business because we have changed our corporate strategy and we have a limited history operating under our current business model

  Although Portal was founded in 1985, we have a relatively brief operating history as a provider of CM&B software. In late 1993 we changed our strategic focus from operating as an ISP to developing CM&B software for Internet-based businesses. This change required us to adjust our business processes and make a number of significant personnel changes, including changes and additions to our engineering and management teams. As a result of our relatively brief operating history as a provider of CM&B software, our historical financial information is of limited value in projecting future operating results, and you must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. These risks include our:

 .  substantial dependence on products with only limited market acceptance;

 .  need to expand our sales and support organizations;

 .  substantial dependence on the new and evolving Internet market;

 .  competition with established and emerging companies;

 .  need to manage changing operations;

 .  customer concentration;

 .  reliance upon strategic relationships; and

 .  dependence upon key personnel.

  We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

We expect to continue to suffer losses

  We may not be able to increase or even maintain our revenues, and we may not achieve sufficient revenues or profitability in any future period. We incurred net losses of approximately $17.1 million for fiscal year 1999, $7.6 million for fiscal year 1998 and $2.3 million for fiscal year 1997. As of January 31, 1999, we had an accumulated deficit of approximately $27.6 million. We have not achieved profitability and expect to continue to incur net losses for at least the next several quarters.

  In addition, we expect to significantly increase our sales and marketing, product development and administrative expenses. As a result, we will need to generate significant revenues from sales of Infranet to achieve and maintain profitability. We expect that we will face increased competition which will make it more difficult to increase our revenues. Even if we are able to increase revenues, we may experience price competition which would affect our gross margins and our profitability. Another factor that will affect our gross margins is the percentage of our revenues that is derived from indirect channels and from services, both of which generally have lower margins.

  If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

You should expect that our quarterly operating results may fluctuate in future periods

  Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, including:

 .  variations in demand for our products and services;

 .  the timing of sales of our products and services;

 . the timing and execution of individual contracts, particularly large contracts that would materially affect our operating results in a given quarter;

 .  changes in the growth rate of Internet usage;

 . our ability to develop and attain market acceptance of enhancements to Infranet and new products and services;

 .  delays in introducing new products and services;

 .  new product introductions by competitors;

 .  changes in our pricing policies or the pricing policies of our competitors;

 .  the mix of products and services sold;

 .  the mix of sales channels through which our products and services are sold;

 .  the mix of domestic and international sales;

 .  costs related to acquisitions of technologies or businesses;

 . the timing of releases of new versions of third-party software and hardware products that work with our products;

 . continued development of our direct and indirect distribution channels, both in the United States and abroad;

 . our ability to attract, integrate, train, retain and motivate a substantial number of sales and marketing, research and development, technical support and other management personnel;

 .  our ability to expand our operations;

 . the amount and timing of expenditures related to expansion of our operations; and

 . global economic conditions as well as those specific to ISPs and other providers of Internet-based services.

  We have difficulty predicting the volume and timing of orders. For example, substantially all of our future revenues will come from licenses of Infranet and related services, and the market for this product is in its early stages of development. In any given quarter, our sales have involved, and we expect will continue to involve, large financial commitments from a relatively small number of customers. Our sales cycle is long and varies a great deal from customer to customer. As a result, the cancellation or deferral of even a small number of licenses of Infranet would reduce our revenues, which would adversely affect our quarterly financial performance. Also, we have often booked a large amount of our sales in the last month of the quarter and often in the last week of that month. Accordingly, delays in the closing of sales near the end of a quarter could cause quarterly revenue to fall substantially short of anticipated levels. Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters.

  We often enter into contracts that require us to provide features that are not yet available or do not otherwise meet our revenue recognition policy requirements. We book some or all of the fees from these contracts as deferred revenue. While a portion of our revenues each quarter is recognized from deferred revenue, our quarterly performance will depend primarily upon entering into new contracts to generate revenues for that quarter. New contracts that we enter into may not result in revenue in the quarter in which the contract was signed, and we may not be able to predict when revenues from these contracts will be recognized.

  We plan to significantly increase our operating expenses to expand our sales and marketing operations, broaden our customer support capabilities, develop new distribution channels and fund greater levels of research and development. We determine our operating expenses largely on the basis of anticipated revenue trends and a high percentage of our expenses are fixed in the short term. As a result, a delay in generating or recognizing revenue could cause significant variations in our operating results from quarter-to-quarter and could result in substantial operating losses.

  Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Our business depends on Infranet, and it is uncertain whether the market will accept this product

  Our future growth depends on the commercial success of Infranet. Our business will be harmed if our target customers do not adopt and purchase Infranet. The market for Internet-based CM&B software is in its early stages of development. We are not certain that our target customers will widely adopt and deploy Infranet as their CM&B solution. Our future financial performance will also depend on the successful development, introduction and customer acceptance of new and enhanced versions of Infranet. In the future we may not be successful in marketing Infranet or any new or enhanced products or services.

  Many of our customers purchase and implement Infranet in phases. We also deploy Infranet across a variety of computer hardware platforms and integrate it with a number of legacy systems, third-party software applications and programming tools, which may present significant technical challenges. Implementation currently requires participation by our professional services group, which has significantly limited resources. Some customers may also require us to develop costly customized features or capabilities, which increase our costs and consume our limited customer service and support resources. Also, revenues we derive from our services business have a significantly lower margin than revenues derived from licensing Infranet. If new or existing customers have difficulty deploying our products or require significant amounts of our professional services support, our operating margins and our business could be harmed.

We rely on our direct sales force to sell Infranet

  Our financial success depends to a large degree on the ability of our direct sales force to increase sales to a level required to reach and maintain profitability. Therefore, our ability to increase revenues in the future depends considerably upon our success in recruiting, training and retaining additional direct salespeople and the success of the direct sales force. There is a shortage of direct sales personnel with the skills and expertise necessary to sell our products. Also, it may take a new salesperson several months before he or she becomes a productive member of our sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than we anticipate.

  In addition, we may miss sales opportunities that are available through other sales distribution methods and other sources of leads, such as domestic and foreign resellers and value-added resellers. In the future, we intend to augment our indirect sales distribution methods through additional third-party distribution arrangements. However, there is no guarantee that we will successfully augment these arrangements or that the expansion of indirect sales distribution methods will increase revenues. We may be at a serious competitive disadvantage if we fail to enhance these indirect sales channels. See "Business--Sales and Marketing".

Our customer base is concentrated

  A substantial portion of our license and services revenues in any given quarter has been, and is expected to continue to be, generated from a limited number of customers with large financial commitments. As a result, if a large contract is cancelled or deferred or an anticipated contract does not materialize, our business would be harmed. We have initially targeted large ISPs, including on-line divisions of telecommunications carriers and other providers of Internet-based services. Some of the industries we have targeted are consolidating, which could reduce the number of potential customers available to us. See "Business--Customers".

We rely on systems integrators and other strategic relationships to implement and sell Infranet

  We must develop and maintain strategic relationships with systems integrators, software vendors, distribution partners and customers. We have entered into relationships with third-party systems integrators, as well as with hardware platform and software applications developers and service providers. We have derived, and anticipate that we will continue to derive, a significant portion of our revenues from customers that have significant relationships with our market and platform partners. Our direct sales force sells Infranet and our services in conjunction with these third parties. We could lose sales opportunities if we fail to work effectively with these parties or fail to grow our base of market and platform partners.

  Many of these partners also work with competing software companies, and our success will depend on their willingness and ability to devote sufficient resources and efforts to marketing our products versus the products of others. We may not be able to enter into additional, or maintain our existing, strategic relationships on commercially reasonable terms, or at all. Our agreements with these parties typically are in the form of nonexclusive referral fee or reseller agreements that may be terminated by either party without cause or penalty and with limited notice. Therefore, there is no guarantee that any single party will continue to market our products. If these relationships fail, we will have to devote substantially more resources to the distribution, sales and marketing, implementation and support of Infranet than we would otherwise, and our efforts may not be as effective as those of our partners, either of which would harm our business.

It is difficult to predict the timing of individual orders because Infranet has a long and variable sales cycle

  To date, the sales cycle for Infranet has been three to six months or more and has required pre-purchase evaluation by a significant number of employees in our customers' organizations. The long sales and implementation cycles for Infranet may cause license revenues and operating results to vary significantly from period to period. Along with systems integrators and our other distribution partners, we spend significant time educating and providing information to our prospective customers regarding the use and benefits of Infranet. Even after purchase, our customers tend to deploy Infranet slowly and deliberately, depending on the specific technical capabilities of the customer, the size of the deployment, the complexity of the customer's network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy Infranet. See "--You should expect that our quarterly operating results may fluctuate in future periods" and "Business-- Sales and Marketing".

Our success depends on our ability to successfully manage growth

  Our ability to successfully offer Infranet and new products and services in a rapidly evolving market requires an effective planning and management process. We continue to increase the scope of our operations domestically and internationally and have grown our headcount substantially. Our business will suffer dramatically if we fail to effectively manage this growth. On January 31, 1999, we had a total of 242 employees, compared to a total of 119 employees on January 31, 1998. Between

July 1998 and February 1999, we hired 108 new employees, and we expect to continue to hire new employees at a rapid pace. This growth has placed, and our anticipated future operations will continue to place, a significant strain on our management systems and resources and on our internal training capabilities. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. We expect that we will also have to expand our facilities, and we may face difficulties and significant expenses identifying and moving into suitable office space.

Our business will suffer if our software contains errors or our product development is delayed

  The products that we develop are complex and may contain undetected errors. Infranet is used by providers of Internet-based services to monitor and bill subscribers. Due to the "mission critical" nature of Infranet, undetected errors are of particular concern. In addition, we often provide customization, consulting and other technical services in connection with the implementation and ongoing maintenance of Infranet. The implementation of Infranet typically involves working with sophisticated software, computing and communications systems. If we experience difficulties with an implementation or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project and to provide these services at reduced or no cost. If our software contains undetected errors or we fail to meet our customers' expectations or project milestones in a timely manner we could experience:

 .  loss of or delay in revenues and loss of market share;

 .  loss of customers;

 .  failure to achieve market acceptance;

 .  diversion of development resources;

 .  injury to our reputation;

 .  increased service and warranty costs;

 .  legal actions by customers against us; and

 .  increased insurance costs.

  Our licenses with customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally cap the amounts recoverable for damages to the amounts paid by the licensee to us for the product or service giving rise to the damages. However, these contractual limitations on liability may not be enforceable and we may be subject to claims based on errors in our software or mistakes in performing our services including claims relating to damages to our customers' internal systems. We believe our product liability insurance is adequate to cover potential product liability claims. However, a product liability claim, whether or not successful, could harm our business.

  In the past we have failed to release certain new products and upgrades on time. These delays may result in customer dissatisfaction, cancellation of orders and license agreements, negative publicity, loss of revenues, slower market acceptance or legal action by customers against us. Our business may be harmed if we are unable to develop, license or acquire new products or enhancements to Infranet on a timely and cost-effective basis, or if these products or enhancements are not accepted by the market. See "Business-- Products and Services".

We must attract and retain additional personnel to execute our business strategy

  We intend to hire a significant number of additional sales, support, marketing, administrative and research and development personnel in 1999 and beyond. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain highly qualified personnel in the future. We currently have a small customer service and support organization and will need to increase our staff to support new customers and the expanding needs of our existing customers. Hiring qualified customer service and support personnel, as well as sales, marketing, administrative and research and development personnel, is very competitive in our industry, particularly in the San Francisco Bay Area, where Portal is headquartered, due to the limited number of people available with the necessary technical skills and understanding of the Internet. We expect to face greater difficulty attracting these personnel with equity incentives as a public company than we did as a privately held company. Our future success also depends upon the continued service of our executive officers and other key sales, marketing and support personnel in general, and on the services of John
E. Little, our President and Chief Executive Officer, and David S. Labuda, our Chief Technology Officer, in particular. None of our officers or key employees is bound by an employment agreement for any specific term. Our relationships with these officers and key employees are at will.

We must manage technological change and enhance our products' interoperability

  The market for CM&B software and services and Internet applications is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. Future versions of hardware and software platforms embodying new technologies and the emergence of new industry standards could render our products obsolete. Our future success will depend upon our ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers.

  Infranet is designed to work on a variety of hardware and software platforms used by our customers. However, Infranet may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments, accounting and other systems that our customers use. We must constantly modify and improve our products to keep pace with changes made to these platforms and to back-office applications, browsers and other Internet-related applications. This may result in uncertainty relating to the timing and nature of new product announcements, introductions or modifications, which may harm our business. If we fail to modify or improve our products in response to evolving industry standards, our products could rapidly become obsolete, which would harm our business.

We rely on software licensed from third parties

  Portions of Infranet incorporate software developed and maintained by third-party software vendors, such as operating systems, tools and database vendors. We expect that we may have to rely on third-party software vendors and developers to a larger degree in our future products. Any significant interruption in the availability of these third-party software products or defects in these products or future products could harm our sales unless and until we can secure another source. We depend in part on these third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. We may not be able to replace the functionality provided by the third-party software currently offered with our products if that software becomes obsolete, defective or incompatible with future versions of our products or is not adequately maintained or updated. The absence of, or any significant delay in, the replacement of that functionality could result in delayed or lost sales and increased costs and could harm our business.

Our markets are highly competitive

  We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We face competition from providers of traditional CM&B software such as Amdocs Limited, Kenan Systems Corporation, which was recently acquired by Lucent Technologies, Inc., LHS Group Inc. and Saville Systems PLC; emerging providers of Internet-specific billing software, such as Belle Systems S/A, Solect Technology Group and TAI Corporation; and proprietary systems developed by providers of Internet-based services. We also compete with systems integrators and with internal MIS departments of larger telecommunications carriers. We are aware of numerous other major ISPs, software developers and smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with Infranet. We anticipate continued growth and competition in the on-line services and telecommunications industries and the entrance of new competitors into the CM&B software market, and that the market for our products and services will remain intensely competitive. We expect that competition will increase in the near term and that our primary long-term competitors may have not yet entered the market. Many of our current and future competitors have significantly more personnel and greater financial, technical, marketing and other resources than we do.

  Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Also, current and potential competitors have greater name recognition and more extensive customer bases that they can leverage. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could harm our business. See "Business-- Competition".

Our business substantially depends upon the continued growth of the Internet and Internet-based systems

  We sell Infranet to organizations providing Internet-based services. Consequently, our future revenues and profits, if any, substantially depend upon the continued acceptance and use of the Internet as an effective medium of commerce and communication. Rapid growth in the use of the Internet and on-line services is a recent phenomenon and it may not continue. As a result, a broad base of regular Internet users may not develop, and the market may not accept recently introduced services and products that rely upon the Internet.

  In addition, for a variety of reasons the Internet may not be accepted as a viable long-term medium of commerce and communication. For example, the network infrastructure that supports the Internet may not develop adequately. To the extent that the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure for the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and our customers in particular. Any of these events could significantly reduce demand for our products and harm our business.

Our business is subject to risks from international operations

  For the year ended January 31, 1999, we derived approximately 27% of our revenue from sales outside North America. We have established an international division, Portal Software, Europe, located in England, to market and sell our products in Europe and the Middle East. We also have offices in Hong Kong and Sydney to market and sell our products in surrounding regions. We plan to establish additional facilities in other parts of the world. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. We cannot be certain that our investments in establishing facilities in other countries will produce desired levels of revenue. We have sold Infranet internationally for only a few years and we have limited experience in developing localized versions of Infranet and marketing and distributing them internationally. In addition, there are certain risks inherent in doing business on an international basis, including, among others:

 .  legal uncertainty regarding liability;

 .  reduced protection for intellectual property rights in some countries;

 .  tariffs and other trade barriers;

 .  difficulties in staffing and managing foreign operations;

 .  longer sales and payment cycles;

 .  problems in collecting accounts receivable;

 .  political and economic instability;

 .  seasonal reductions in business activity;

 .  potentially adverse tax consequences;

 .  the impact of recessions in economies outside the United States;

 .  variance and unexpected changes in local laws and regulations; and

 .  difficulties and costs of staffing and managing foreign operations.

  Our international revenues are denominated in U.S. dollars; therefore, a strengthening of the dollar versus other currencies could make our products less competitive in foreign markets. In the future, we may conduct sales in local currencies. Consequently, changes in exchange rates could adversely affect our operating results. In addition, if we conduct sales in local currencies, we may engage in hedging activities, which may not be successful and could expose us to additional risks.

Acquisitions may present risks to our business

  Although we have not done so in the past, we may make acquisitions or investments in other companies, products or technologies. If we make any acquisitions, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners.

  We may have to incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. If we are unable to successfully address any of these risks, our business could be materially harmed.

Year 2000 issues present technological risks to our business and could harm sales of Infranet

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

  We are still in the process of completing testing of our Year 2000 readiness. Infranet operates in complex network environments and directly and indirectly interacts with a number of other hardware and software systems. Our software also interfaces with third-party systems, such as credit card processing services and customer-specific modifications that our service providers, third-party integrators and customers have created to be used with Infranet. Despite preliminary investigation and testing by us and our partners, Infranet and the underlying systems and protocols running it may contain errors or defects associated with Year 2000 date functions. We have not conducted our own tests to determine to what extent our software fails to properly recognize Year 2000 dates when running on any of its hardware platforms, or when interoperating with third-party systems or customer-specific modifications. We also have not performed any operational tests on our internal systems. Accordingly, we are unable to predict to what extent our business may be affected if our software, the systems that operate in conjunction with our software or our internal systems experience a material Year 2000 failure. Known or unknown errors or defects that affect the operation of our software could result in delay or loss of revenue, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The purchasing patterns of our customers and potential customers based on Year 2000 issues may make it difficult to predict future sales of Infranet. Many companies are deferring software purchases until after January 1, 2000. Other companies are accelerating purchases of software products prior to 2000, causing an increase in short-term demand and a consequent decrease in long-term demand for software products.

Our business depends upon our proprietary rights, and there is a risk of infringement

  Our success and ability to compete depend substantially upon our internally developed technology, which we protect through a combination of patent, copyright, trade secret and trademark law. We currently have three U.S. patent applications pending. In addition, we have two registered U.S. trademarks and four U.S. and international trademark applications pending. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology or to develop products with the same functionality as our products. Others may develop technologies that are similar or superior to our technology. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

  In addition, many of our license agreements require us to place the source code for Infranet into escrow. Such agreements generally provide that these parties will have a limited, non-exclusive right to use this code if (1) there is a bankruptcy proceeding by or against us, (2) we cease to do business without a successor or (3) we discontinue providing maintenance and support.

  Substantial litigation regarding intellectual property rights exists in the software industry. We expect that our software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segments grow and the functionality of products in different industry segments overlaps. Some of our competitors in the market for CM&B software may have filed or may intend to file patent applications covering aspects of their technology upon which they may claim our technology infringes. We cannot be certain that any of these competitors will not make a claim of infringement against us with respect to our products and technology.

  As is common in the software industry, we may receive, from time to time, notice of claims of infringement of other parties' proprietary rights. Any litigation, brought by us or by others, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, or at all, and could have a material and adverse impact on our gross margins and profitability. If a successful claim of product infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed. See "Business--Intellectual Property".

We face risks from the uncertainties of regulation of the Internet

  We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

 .  user privacy;

 .  pricing;

 .  content;

 .  taxation of goods and services provided over the Internet;

 .  copyrights;

 .  distribution; and

 .  characteristics and quality of products and services.

  The growth and development of the market for Internet-based services may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business on-line. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business, or otherwise harm our business. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other on-line services.

We have substantial discretion as to how to use the proceeds from this offering

  Our management has complete discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. We cannot predict that investment of the proceeds will yield a favorable or any return. See "Use of Proceeds".

There has been no prior public market for our common stock, and the price of our common stock may be volatile

  Our common stock has never been sold in a public market. An active trading market for our common stock may not develop or be sustained upon the completion of this offering. We are negotiating the initial offering price of the common stock with the underwriters. However, the initial offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of the common stock could fall below the initial public offering price. See "Underwriting".

  The trading price of the common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. Some of these factors include:

 .  quarter-to-quarter variations in our operating results;

 .  failure to meet the expectations of industry analysts;

 .  changes in earnings estimates by analysts;

 . announcements and technological innovations or new products by us or our competitors;

 .  increased price competition;

 .  developments or disputes concerning intellectual property rights; and

 .  general conditions in the Internet industry.

  In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many Internet and computer software companies and which have often been unrelated to the operating performance of these companies.

Our officers and directors will be able to exert significant control on Portal

  Executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately % of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Stockholders".

We have adopted certain anti-takeover provisions

  After this offering, the board of directors will have the authority to issue up to 5,000,000 shares of preferred stock. Further, without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

  Certain provisions of our amended and restated certificate of incorporation and bylaws and the Delaware General Corporation Law may delay or impede a merger, tender offer or proxy contest involving Portal. Furthermore, the board of directors is divided into three classes, only one of which is elected each year. Directors may only be removed by the affirmative vote of 66 2/3% or greater of all classes of voting stock, and the removal must be for cause. These factors may further delay or prevent a change of control of Portal.

Our stock price may be affected by shares eligible for future sale

If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding shares of common stock (based upon shares outstanding as of January 31, 1999), assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants after January 31, 1999. Of these shares, the shares sold in this offering will be freely tradable. This leaves 22,611,910 shares eligible for sale in the public market beginning 180 days after the date of this prospectus.


Immediate and substantial dilution

  If you purchase shares of our common stock, you will incur immediate and substantial dilution in pro forma net tangible book value. If other securityholders exercise options or warrants to purchase our capital stock, you will suffer further dilution. See "Dilution".

We have no intention to pay dividends

  We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. See "Dividend Policy".

                                USE OF PROCEEDS

  The net proceeds to Portal from the sale and issuance of the
shares of common stock offered hereby are estimated to be $           million
(approximately $          million if the underwriters' over-allotment option is
exercised in full), at the assumed initial public offering price of $       per
share after deducting the estimated underwriting discount and estimated offering expenses. Portal is conducting this offering primarily to increase its equity capital, create a public market for its common stock and to facilitate future access by Portal to public equity markets. Portal intends to use the net proceeds for general corporate purposes and working capital, including sales and marketing activities, product development and support and capital expenditures. In addition, Portal may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Portal has no agreements or commitments with respect to any acquisition or investment, and it is not involved in any negotiations with respect to any transaction. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  Portal has never declared or paid dividends on its capital stock and does not anticipate declaring or paying cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of Portal's board of directors after taking into account various factors, including its financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION
  The following table sets forth the capitalization of Portal as of January 31, 1999, on an actual basis; on a pro forma basis giving effect to the conversion of all outstanding shares of convertible preferred stock into 9,550,729 shares of common stock upon the completion of this offering; and as adjusted to reflect the estimated net proceeds from the sale of shares of common stock
offered by Portal at an initial public offering price of $      per share after
deducting the underwriting discount and the estimated offering expenses. This table should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this prospectus.

                                                      January 31, 1999
                                               --------------------------------
                                                Actual   Pro Forma  As Adjusted
                                               --------  ---------  -----------
                                                (in thousands, except share
                                                   and per share amounts)
Current portion of long-term obligations.....  $  4,601  $  4,601     $ 4,601
                                               ========  ========     =======
Long-term obligations, excluding current
 portion.....................................  $  2,022  $  2,022     $ 2,022
Stockholders' equity (net capital
 deficiency):
Convertible preferred stock: 20,000,000
 shares, no par value per share, authorized,
 actual and pro forma; 5,000,000 shares,
 $0.001 par value per share, authorized, as
 adjusted; 9,550,729 shares, no par value per
 share, issued and outstanding, actual; no
 shares issued and outstanding, pro forma,
 $0.001 par value per share; no shares issued
 and outstanding, as adjusted................    18,482       --
Common stock: 35,000,000 shares, no par value
 per share, authorized, actual and pro forma;
 200,000,000 shares, $0.001 par value per
 share, authorized, as adjusted;
 13,061,181 shares, no par value per share,
 issued and outstanding, actual; 22,611,910
 shares, no par value per share, issued and
 outstanding, pro forma;          shares,
 $0.001 par value per share, issued and
 outstanding, as adjusted(1).................       927    19,409
Additional paid-in capital...................    14,136    14,136
Notes receivable from stockholders...........      (318)     (318)       (318)
Deferred stock compensation..................   (12,176)  (12,176)    (12,176)
Accumulated deficit..........................   (27,602)  (27,602)    (27,602)
                                               --------  --------     -------
Stockholders' equity (net capital
 deficiency).................................    (6,551)   (6,551)
                                               --------  --------     -------
Total capitalization.........................  $ (4,529) $ (4,529)    $
                                               ========  ========     =======

--------
(1) The number of shares outstanding as of January 31, 1999 excludes:

  . 2,276,734 shares of common stock issuable upon exercise of stock options and warrants outstanding at a weighted average exercise price of $4.54 per share;

  . 1,200,000 shares of common stock available for grant under the 1999 Stock Incentive Plan which incorporates our 1995 Stock Option/Stock Issuance Plan; and

  . 600,000 shares of common stock reserved for issuance under Portal's 1999 Employee Stock Purchase Plan.

  See "Management--Benefit Plans", "Description of Capital Stock" and Notes 6 and 8 of Notes to Consolidated Financial Statements.

                                    DILUTION
  The pro forma net tangible book value (deficit) of Portal at January 31, 1999, was approximately $(6,551,000), or $(0.29) per share. Pro forma net tangible book value (deficit) per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all outstanding convertible preferred
stock. After giving effect to the sale of      shares of common stock offered
by Portal at the initial public offering price of $     per share, and after
deducting the estimated underwriting discounts and estimated offering expenses, Portal's pro forma net tangible book value at January 31, 1999, would have been
$    , or $     per share. This represents an immediate increase in net
tangible book value of $     per share to existing stockholders and an
immediate dilution of $     per share to new investors purchasing shares of
common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share..................          $
  Pro forma net tangible book value (deficit) per share prior to the offering.................................................. $ (0.29)
  Increase per share attributable to new investors...............
                                                                  --------
Pro forma net tangible book value per share after the offering...
                                                                           -----
Dilution per share to new investors..............................          $
                                                                           =====

  The following table summarizes, as of January 31, 1999, on the pro forma basis described above, the total number of shares and consideration paid to Portal and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed
initial public offering price of $       per share (before deducting the
estimated underwriting discount and estimated offering expenses):

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 22,611,910      %  $                %   $
New investors..............                    $                %   $
Totals.....................              100%                100%
                            ==========  ====                ====

  The foregoing computations are based on the number of shares of common stock outstanding as of January 31, 1999 and exclude:

  . 2,276,734 shares of common stock issuable upon exercise of stock options and warrants outstanding at a weighted average exercise price of $4.54 per share;

  . 1,200,000 shares of common stock available for grant under the 1999 Stock Incentive Plan which incorporates our 1995 Stock Option/Stock Issuance Plan; and

  . 600,000 shares of common stock reserved for issuance under the 1999 Employee Stock Purchase Plan.

  To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization", "Management-- Benefit Plans", "Description of Capital Stock" and Notes 6 and 8 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
  The selected consolidated financial data set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Portal Software, Inc. and the Notes to Consolidated Financial Statements included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the fiscal years ending January 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of January 31, 1998 and 1999 have been derived from audited consolidated financial statements of Portal Software, Inc. included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, Independent Auditors. The consolidated statement of operations data for the year ended January 31, 1996 and the consolidated balance sheet data at January 31, 1996 and 1997, are derived from audited consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data for the year ended January 31, 1995 and the consolidated balance sheet data at January 31, 1995 are unaudited. The historical results are not necessarily indicative of results to be expected for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".


                                           Year Ended January 31,
                                 ----------------------------------------------
                                  1995    1996      1997      1998      1999
                                 ------  -------  --------  --------  ---------
                                  (in thousands, except per share amounts)
Consolidated Statement of
 Operations Data:
Revenues:
  License fees.................  $  --   $   --   $  3,944  $  6,892  $  13,536
  Services.....................   1,517    1,862     1,101     2,524     13,133
                                 ------  -------  --------  --------  ---------
   Total revenues..............   1,517    1,862     5,045     9,416     26,669
                                 ------  -------  --------  --------  ---------
Costs and expenses:
  Cost of license fees.........     --        13        62       970        458
  Cost of services.............     791      267       518     2,152      9,425
  Research and development.....     432      517     2,527     5,628     11,252
  Sales and marketing..........     --        44     2,371     5,436     14,112
  General and administrative...     494    1,506     1,821     2,616      6,253
  Amortization of deferred
   stock compensation..........     --       --        --        --       1,960
                                 ------  -------  --------  --------  ---------
   Total costs and expenses....   1,717    2,347     7,299    16,802     43,460
                                 ------  -------  --------  --------  ---------
Loss from operations...........    (200)    (485)   (2,254)   (7,386)   (16,791)
Interest income (expense) and
 other income, net.............       3      (50)      (20)     (201)       435
                                 ------  -------  --------  --------  ---------
Loss before income taxes.......    (197)    (535)   (2,274)   (7,587)   (16,356)
Provision for income taxes.....     --       --        --        --        (715)
                                 ------  -------  --------  --------  ---------
Net loss.......................  $ (197) $  (535) $ (2,274) $ (7,587) $ (17,071)
                                 ======  =======  ========  ========  =========
Basic and diluted net loss per
 share (1).....................  $       $        $  (0.57) $  (1.07) $   (1.75)
                                 ======  =======  ========  ========  =========
Shares used in computing basic
 and diluted net loss per share
 (1)...........................     --       --      3,972     7,092      9,754
                                 ======  =======  ========  ========  =========
Pro forma basic and diluted net
 loss per share (unaudited)
 (1)...........................                                       $   (0.89)
                                                                      =========
Shares used in computing pro
 forma basic and diluted net
 loss per share (unaudited)
 (1)...........................                                          19,272
                                                                      =========
                                                January 31,
                                 ----------------------------------------------
                                  1995    1996      1997      1998      1999
                                 ------  -------  --------  --------  ---------
                                               (in thousands)
Consolidated Balance Sheet
 Data:
Cash and cash equivalents .....  $   16  $   328  $  1,540  $ 14,646  $  11,809
Working capital (deficit)......    (373)  (1,045)     (651)    6,581     (9,150)
Total assets...................     549      881     3,527    23,125     32,344
Long-term obligations, net of
 current portion...............     170       98       447     1,500      2,022
Stockholders' equity (net
 capital deficiency)...........     (26)    (652)      111     7,763     (6,551)

--------
(1) The basic and diluted net loss per share and the pro forma basic and diluted net loss per share computation excludes potential shares of common stock (preferred stock, warrants, options and common stock subject to repurchase rights held by Portal), since their effect would be antidilutive. See Note 1 of Notes to Consolidated Financial Statements for a detailed explanation of the determination of the shares used to compute basic and diluted net loss per share and pro forma basic and diluted net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Except for historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, among others, those statements including the words, "expects", "anticipates", "intends", "believes" and similar language. Portal's actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, the risks discussed in the section entitled "Risk Factors" in this prospectus.

                                    Overview

  Portal Software, Inc. develops, markets and supports real-time customer management and billing software, known as CM&B software, for providers of Internet-based services. Portal was incorporated in California in March 1994 as Portal Information Network, Inc. In December 1995, Portal Communications Company, a predecessor company that was founded in 1985, was merged with and into Portal Information Network, Inc. Portal Communications Company operated a proprietary, network-based on-line system, provided Internet access, and hosted private label on-line services from its inception until 1996 when these services were discontinued and the individual customers were sold to Sprint Corporation. In October 1997, Portal Information Network, Inc. changed its name to Portal Software, Inc.

  In late 1993, Portal began focusing on developing and marketing real-time CM&B software for the Internet. The first generally available version of the product, named Infranet, was shipped in May 1996.

  Beginning with fiscal year 1997, substantially all of Portal's revenues have come from the license of Infranet and from related services. Revenues consist of Infranet license, consulting, training, support and maintenance fees. License revenues are comprised of perpetual or multiyear license fees which are primarily derived from contracts with corporate customers and resellers. Revenue from license fees is recognized when a formal agreement exists or purchase order is received, delivery of the product has occurred, no significant Portal obligations with regard to implementation remain, the fee is fixed or determinable and collectibility is probable. For electronic delivery, the software is considered to have been delivered when Portal has provided the customer with the access codes that allow for immediate possession of the software. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected. Revenue from arrangements with customers that are not the ultimate users, such as resellers, is not recognized until the product is delivered to the end-user.

  Services revenues are primarily comprised of revenues from systems integration or other consulting activities, maintenance agreements and training of customers and partners. If the software is paid for by the customer prior to the commencement of services and Portal is required to perform only training or limited installation services, Portal recognizes services revenues as these services are performed. Otherwise, Portal recognizes services revenues using contract accounting. Maintenance agreements provide for technical support and include the right to unspecified upgrades. Maintenance revenues are deferred and recognized on a straight-line basis over the life of the related agreement, which is typically one year. Customer advances and billed amounts due from customers in excess of revenues recognized are recorded as deferred revenue.

  Portal has a limited operating history as a software company. Portal incurred a net loss of $2.3 million for fiscal year 1997, $7.6 million for fiscal year 1998, and $17.1 million for fiscal year 1999. As of January 31, 1999, Portal had an accumulated deficit of $27.6 million. Since 1994, Portal has not achieved profitability on a quarterly or annual basis, and Portal anticipates that it will incur net losses for at least the next several quarters. Portal expects to increase its sales and marketing, product development and administrative expenses for the foreseeable future. As a result, Portal will need to generate significant revenues from licenses of Infranet to achieve and maintain profitability.

  Portal has generated a substantial portion of its historical Infranet revenues from approximately 80 customers. Portal has established a series of partnerships with systems integrators and hardware platform, software and service providers. Portal has derived, and anticipates that it will continue to derive, a substantial portion of its revenues from customers that have significant relationships with its market and platform partners.

                             Results of Operations

  The following table sets forth the results of operations for Portal expressed as a percentage of total revenues. The historical results are not necessarily indicative of results to be expected for any future period.

                                                              Year Ended
                                                             January 31,
                                                            ------------------
                                                            1997   1998   1999
                                                            ----   ----   ----
Revenues:
  License fees.............................................   78 %   73 %   51 %
  Services.................................................   22     27     49
                                                            ----   ----   ----
    Total revenues.........................................  100    100    100
                                                            ----   ----   ----
Costs and expenses:
  Cost of license fees.....................................    1     10      2
  Cost of services.........................................   10     23     35
  Research and development.................................   50     60     42
  Sales and marketing......................................   47     58     53
  General and administrative...............................   36     28     23
  Amortization of deferred stock compensation..............  --     --       7
                                                            ----   ----   ----

    Total costs and expenses...............................  144    179    162

Loss from operations.......................................  (44)   (79)   (62)
Interest income (expense) and other income, net............    0     (2)     1
                                                            ----   ----   ----
Loss before income taxes...................................  (44)   (81)   (61)
Provision for income taxes.................................  --     --      (3)
                                                            ----   ----   ----
Net loss................................................... (44)%  (81)%  (64)%
                                                            ====   ====   ====

                     Years Ended January 31, 1998 and 1999

                                    Revenues

  Total revenues were $26.7 million in fiscal year 1999, an increase of $17.3 million or 183% over fiscal year 1998. In fiscal year 1999, no customer represented 10% or more of total revenues. In fiscal year 1999, Portal's top ten customers accounted for approximately 37% of total revenues.

  License fees declined as a percentage of total revenues in fiscal year 1999 compared to fiscal year 1998 primarily due to Portal signing several contracts in fiscal year 1999 that required features not yet available and therefore, did not meet Portal's revenue recognition policy and were not recognizable as license fees revenues in fiscal year 1999. The percentage decline was also due to increased demand for Portal's services

  License fees totaled $13.5 million in fiscal year 1999, an increase of $6.6 million or 96% over fiscal year 1998. The increase in license fees was primarily due to expanded marketing activities, growth in Portal's sales force and greater demand for and acceptance of Infranet.

  Services revenues were $13.1 million in fiscal year 1999, an increase of $10.6 million or

420% over fiscal year 1998. The increase in services revenues resulted, in part, from the increase in support and maintenance service fees related to Portal's growing installed base, both in terms of directly supported sites as well as additional users, and the renewal of maintenance contracts. The increase also resulted from the timing of services revenue recognition, which typically begins prior to the recognition of license fees, particularly in the case of large customers that require integration with legacy systems. In addition, the increase in services revenues resulted from increased demand for Portal's consulting, maintenance and training services to meet the increasingly complex demands of Portal's customers.

                                                            Year Ended
                                                           January 31,
                                                          -------------- Percent
                                                           1998   1999   Change
                                                          ------ ------- -------
                                                          (in thousands)
Geographical Revenues:
North America............................................ $7,955 $19,531  146%
  Percentage of total revenues...........................    85%     73%
International
 Europe..................................................  1,072   4,406  311%
  Percentage of total revenues...........................    11%     17%
 Intercontinental........................................    389   2,732  602%
  Percentage of total revenues...........................     4%     10%
                                                          ------ -------  ----
Total international......................................  1,461   7,138  389%
  Percentage of total revenues...........................    15%     27%
                                                          ------ -------  ----
Total revenues........................................... $9,416 $26,669  183%
                                                          ====== =======  ====

  North American revenues, which are defined by Portal as revenues from the United States and Canada, were $19.5 million in fiscal year 1999, an increase of $11.6 million or 146%, over fiscal year 1998. The increase in North American revenues was primarily due to expanded marketing activities, greater acceptance of Infranet and growth in Portal's sales force.

  International revenues for Europe and Intercontinental, which is defined by Portal as Asia-Pacific, Japan and Latin America, totaled $7.1 million in fiscal year 1999, an increase of $5.7 million or 389% over fiscal year 1998. European revenues were $4.4 million in fiscal year 1999, an increase of $3.3 million or 311% over fiscal year 1998. Intercontinental revenues were $2.7 million in fiscal year 1999, an increase of $2.3 million or 602% over fiscal year 1998. The increase in international revenues was primarily due to growth in Portal's direct sales force and increased marketing efforts worldwide and the opening of an international sales office in Hong Kong.

  International revenues represented 27% of total revenues in fiscal year 1999, compared with 15% in fiscal year 1998. In fiscal year 1999, revenues from Europe were 17% of total revenues and revenues from Intercontinental were 10% of total revenues.

                                    Expenses

Cost of License Fees

  Cost of license fees consists of resellers' commission payments to systems integrators and third-party royalty obligations. Cost of license fees was $0.5 million in fiscal year 1999, a decrease of $0.5 million or 53% from fiscal year 1998. The decrease was primarily due to a substantial reseller commission paid to a systems integrator in fiscal year 1998. Portal did not incur any shipping, packaging or documentation costs, as its product was delivered electronically over the Internet. Portal believes that in future periods resellers' commissions may increase in aggregate dollars and as a percentage of total revenues as Portal expands its base of systems integrator partners.

Cost of Services

  Cost of services primarily consists of maintenance, consulting, and training expenses. Cost of services was $9.4 million in fiscal year 1999, an increase of $7.3 million or 338% over fiscal year 1998. The increase was primarily due to an increase in the number of consulting and support personnel necessary to support both the expansion of Portal's installed base of customers and new installations. Portal expects cost of services to increase substantially in the next few quarters as a result of increased demand for services.

Research and Development Expenses

  Research and development expenses consist primarily of personnel and related costs for Portal's development and technical support efforts. Research and development expenses were $11.3 million in fiscal year 1999, an increase of $5.6 million or 100% over fiscal year 1998. The increase was primarily due to an increase in the number of research and development personnel necessary to support both expanded functionality of Infranet and increases in Portal's quality assurance, technical support and technical publications operations. Portal believes its investment in research and development will increase substantially in future periods. Portal has not capitalized any software development costs to date.

Sales and Marketing Expenses

  Sales and marketing expenses consist of personnel and related costs for Portal's direct sales force, marketing staff and marketing programs, including trade shows, advertising and costs associated with Portal's recruitment of new and maintenance of existing strategic partnerships. Sales and marketing expenses were $14.1 million in fiscal year 1999, an increase of $8.7 million or 160% over fiscal year 1998. The increase was primarily due to an increase in the number of sales and marketing personnel, the opening of new sales offices in the United States and Hong Kong, the costs of establishing sales capabilities in China and expenses incurred in connection with trade shows and additional marketing programs. Portal expects that sales and marketing expenses will increase substantially over the next year as Portal hires additional sales and marketing personnel, increases spending on advertising and marketing programs and establishes sales offices in additional domestic and international locations.

General and Administrative Expenses

  General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, legal, human resources and facilities and information system expenses not allocated to other departments. General and administrative expenses were $6.3 million in fiscal year 1999, an increase of $3.6 million or 139% over fiscal year 1998. The increase was primarily due to an increase in the number of general and administrative personnel and to increased legal and accounting costs incurred in connection with business activities. Portal expects that general and administrative expenses will increase substantially over the next year as Portal hires additional general and administrative personnel.

Amortization of Deferred Stock Compensation

  Portal recorded deferred stock compensation of approximately $14.1 million in fiscal year 1999, representing the difference between the exercise prices of options granted to acquire certain shares of common stock during fiscal year 1999 and the deemed fair value for financial reporting purposes of Portal's common stock on their respective grant dates. Portal amortized deferred compensation expense of $2.0 million during fiscal year 1999. This compensation expense relates to options awarded to individuals in all operating expense categories. Total deferred compensation at January 31, 1999 of $12.2 million is being amortized over the vesting periods of the options on a graded vesting method. The amortization of deferred compensation currently recorded is estimated to be $6.8 million in fiscal year 2000.

Provision for Income Taxes

  The $0.7 million income tax provision shown for this period is the result of alternative minimum taxes, foreign withholding taxes on revenue, and tax on earnings generated from operations in certain foreign jurisdictions.

                     Years Ended January 31, 1997 and 1998

                                    Revenues

  Total revenues were $9.4 million in fiscal year 1998, an increase of $4.4 million or 87% over fiscal year 1997. In fiscal year 1998, one customer represented approximately 47% of total revenues. In fiscal year 1998, Portal's top ten customers accounted for approximately 83% of total revenue.

  License fees were $6.9 million in fiscal year 1998, an increase of $2.9 million or 75% over fiscal year 1997. The increase in license fees was primarily due to expanded sales and marketing activities and greater acceptance of Infranet.

  Services revenues were $2.5 million in fiscal year 1998, an increase of $1.4 million or 129% over fiscal year 1997. The increase in services revenues resulted, in part, from the increase in support and maintenance service fees related to Portal's growing installed base, both in terms of directly supported sites as well as additional users, and the renewal of maintenance contracts. The increase also resulted from the timing of services revenue recognition, which typically begins prior to the recognition of license fees, particularly in the case of large customers that require integration with legacy systems. In addition, the increase in services revenues resulted from increased demand for Portal's consulting, maintenance and training services to meet the increasingly complex demands of Portal's customers.

                                                           Year Ended
                                                           January 31,
                                                         --------------- Percent
                                                          1997    1998   Change
                                                         ------- ------- -------
                                                          (in thousands)
Geographical Revenues:
North America........................................... $ 4,370 $ 7,955   82%
  Percentage of total revenues..........................     87%     85%
International
 Europe.................................................     400   1,072  168%
   Percentage of total revenues.........................      8%     11%
 Intercontinental.......................................     275     389   41%
   Percentage of total revenues.........................      5%      4%
                                                         ------- -------  ----
Total international.....................................     675   1,461  116%
  Percentage of total revenues..........................     13%     15%
                                                         ------- -------  ----
Total revenues.......................................... $ 5,045 $ 9,416   87%
                                                         ======= =======  ====

  North American revenues were $8.0 million in fiscal year 1998, an increase of $3.6 million or 82% over fiscal year 1997. The increase in North American revenues was primarily due to expanded marketing activities, greater acceptance of Infranet, and growth in Portal's sales force.

  International revenues for Europe and Intercontinental totaled $1.5 million in fiscal year 1998, an increase of $0.8 million or 116% over fiscal year 1997. European revenues were $1.1 million in fiscal year 1998, an increase of $0.7 million or 168% over fiscal year 1997, due to the recognition of revenues from seven additional European customers in fiscal year 1998. Intercontinental revenue increased 41% over fiscal year 1997. The increase in international revenues was primarily due to the growth in Portal's direct sales force and increased marketing efforts worldwide, particularly in Europe.

  International revenues represented 15% of total revenue in fiscal year 1998, compared with 13% in fiscal year 1997.

                                    Expenses

Cost of License Fees

  Cost of license fees consists of resellers' commission payments to systems integrators and third-party royalty obligations. Cost of license fees was $1.0 million in fiscal year 1998, an increase of $0.9 million over fiscal year 1997. The increase was primarily due to a reseller commission paid to a systems integrator in fiscal year 1998. Portal did not incur any shipping, packaging or documentation costs, as its product was delivered electronically over the Internet.

Cost of Services

  Cost of services primarily consists of maintenance, consulting and training expenses. Cost of services was $2.2 million in fiscal year 1998, an increase of $1.6 million or 315% over fiscal year 1997. The increase was primarily due to an increase in the number of consulting and support personnel necessary to support expansion of Portal's installed base of customers and new installations.

Research and Development Expenses

  Research and development expenses consist primarily of personnel and related costs for Portal's development and technical support efforts. Research and development expenses were $5.6 million in fiscal year 1998, an increase of $3.1 million or 123% over fiscal year 1997. The increase was primarily due to an increase in the number of research and development personnel necessary to support expanded functionality of Infranet and increases in Portal's quality assurance, technical support and technical publications operations.

Sales and Marketing Expenses

  Sales and marketing expenses consist of personnel and related costs for Portal's direct sales force, marketing staff and marketing programs, including trade shows, advertising and costs associated with Portal's recruitment of new and maintenance of existing strategic partnerships. Sales and marketing expenses were $5.4 million in fiscal year 1998, an increase of $3.1 million or 129% over fiscal year 1997. The increase was primarily due to an increase in the number of sales and marketing personnel, the opening of new sales offices in the United States, Australia and the United Kingdom and expenses incurred in connection with trade shows and additional marketing programs.

General and Administrative Expenses

  General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, legal, human resources and facilities and information system expenses not allocated to other departments. General and administrative expenses were $2.6 million in fiscal year 1998, representing an increase of $0.8 million or 44% over fiscal year 1997. The increase was primarily due to an increase in the number of general and administrative personnel and to increased legal and accounting costs incurred in connection with business activities.

                        Quarterly Results of Operations

  The following table presents Portal's operating results for each of the eight quarters in the period ended January 31, 1999. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements of Portal and the financial statement footnotes appearing elsewhere in this prospectus.

                                                        Quarter Ended
                          -------------------------------------------------------------------------------------
                          April 30,  July 31,   Oct. 31,   Jan. 31,   April 30,  July 31,   Oct. 31,   Jan. 31,
                            1997       1997       1997       1998       1998       1998       1998       1999
                          ---------  --------   --------   --------   ---------  --------   --------   --------
                                                       (in thousands)
Consolidated Statement
 of Operations Data:
Revenues:
 License fees...........   $ 1,480   $ 1,528    $ 1,831    $ 2,053     $ 2,185   $ 1,876    $ 3,817    $ 5,658
 Services...............       284       299        906      1,035       1,881     2,411      3,414      5,427
                           -------   -------    -------    -------     -------   -------    -------    -------
   Total revenues.......     1,764     1,827      2,737      3,088       4,066     4,287      7,231     11,085
                           -------   -------    -------    -------     -------   -------    -------    -------
Costs and expenses:
 Cost of license fees...       230       233        246        261          60        86        143        169
 Cost of services.......       103       252        654      1,143       1,201     1,673      2,232      4,319
 Research and
  development...........       894     1,148      1,470      2,116       2,207     2,460      3,148      3,437
 Sales and marketing....     1,065     1,083      1,453      1,835       2,000     3,141      4,016      4,955
 General and
  administrative........       569       632        641        774         714     1,273      1,439      2,827
 Amortization of
  deferred stock
  compensation..........       --        --         --         --           36       194        497      1,233
                           -------   -------    -------    -------     -------   -------    -------    -------
   Total costs and
    expenses............     2,861     3,348      4,464      6,129       6,218     8,827     11,475     16,940
                           -------   -------    -------    -------     -------   -------    -------    -------
Loss from operations....   $(1,097)  $(1,521)   $(1,727)   $(3,041)    $(2,152)  $(4,540)   $(4,244)   $(5,855)
                           =======   =======    =======    =======     =======   =======    =======    =======

As a Percentage of Total
 Revenues:
Revenues:
 License fees...........        84%       84%        67%        66%         54%       44%        53%        51%
 Services...............        16        16         33         34          46        56         47         49
                           -------   -------    -------    -------     -------   -------    -------    -------
   Total revenues.......       100       100        100        100         100       100        100        100
                           -------   -------    -------    -------     -------   -------    -------    -------
Costs and expenses:
 Cost of license fees...        13        13          9          8           1         2          2          2
 Cost of services.......         6        14         24         37          30        39         31         39
 Research and
  development...........        51        63         54         69          54        57         43         31
 Sales and marketing....        60        59         53         59          49        73         56         45
 General and
  administrative........        32        34         23         25          18        30         20         25
 Amortization of
  deferred stock
  compensation..........       --        --         --         --            1         5          7         11
                           -------   -------    -------    -------     -------   -------    -------    -------
   Total costs and
    expenses............       162       183        163        198         153       206        159        153
                           -------   -------    -------    -------     -------   -------    -------    -------
Loss from operations....       (62)%     (83)%      (63)%      (98)%       (53)%    (106)%      (59)%      (53)%
                           =======   =======    =======    =======     =======   =======    =======    =======

  Cost of license fees declined by $0.2 million or 77% between the fourth quarter of fiscal year 1998 and the first quarter of fiscal year 1999 primarily due to a reseller's commission expense associated with license fee revenue recognized in fiscal year 1998, which was not an expense item in the first quarter of fiscal year 1999. Cost of services increased by $2.1 million or 94% from the third to the fourth quarter of fiscal year 1999, as Portal continued to increase headcount necessary to provide consulting and implementation services to its customers. Sales and marketing expenses increased by $1.1 million or 57% from the first to the second quarter of fiscal year 1999 primarily due to growth in sales headcount in the United States, the United Kingdom and Hong Kong in the second quarter.

Factors affecting quarterly operating results

  Portal's operating results may fluctuate substantially in the future as a result of a variety of factors, many of which are outside Portal's control. These factors include: variations in demand for Infranet and Portal's services; the timing of sales of Infranet, and the timing of individual contracts, particularly large contracts that would materially affect Portal's operating results in a given quarter; changes in the growth rate of Internet usage; delays in introducing new products and services; competition; changes in Portal's pricing policies; the mix of products and services sold, domestic and international sales and the sales channels through which Portal's products are sold; costs related to acquisitions; the timing of releases of new versions of third-party software that work with Portal's products; continued development of Portal's direct and indirect distribution channels, both in the United States and abroad; Portal's ability to attract, integrate, train, retain and motivate key personnel; Portal's ability to expand and the timing of expenditures related to expansion; and global economic conditions.

  In any given quarter, Portal's sales have involved and are expected to continue to involve, large financial commitments from a relatively small number of customers. The sales cycle for Infranet is long and varies a great deal from customer to customer. As a result, the cancellation or deferral of even a small number of licenses of Infranet would reduce Portal's expected revenues, which would adversely affect its quarterly financial performance. In addition, Portal has often booked a large amount of sales in the last month of a quarter and often in the last week of that month. Accordingly, delays in the closing of sales near the end of a quarter could cause quarterly revenue to fall substantially short of anticipated levels. Significant sales may also occur earlier than expected, which could reduce sales in subsequent quarters and could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters.

  Since Portal often enters into contracts that require features that are not yet available or do not otherwise meet its revenue recognition policies, some or all of the fees from these contracts are recorded as deferred revenues. While a portion of Portal's revenue each quarter is recognized from deferred revenue, Portal's quarterly performance will depend primarily upon entering into new contracts to generate revenue for that quarter. New contracts that Portal enters may not result in revenues in the quarter in which they are signed, and Portal may not be able to predict when revenues from these contracts will be recognized. In addition, since Portal determines its operating expenses largely on the basis of anticipated revenue trends and since a high portion of Portal's expenses are fixed, a delay in generating or recognizing revenues could cause significant variations in Portal's operating results from quarter-to-quarter and could result in substantial operating losses.

  Due to the foregoing factors, quarter-to-quarter comparisons of Portal's operating results are not a good indication of future performance. It is likely that in future quarters Portal's operating results could fall below the expectations of public market analysts or investors. In this event, the price of Portal's common stock may fall. See "'Risk Factors--You should expect that our quarterly operating results may fluctuate in future periods".

                        Liquidity and Capital Resources

  Cash and cash equivalents totaled $11.8 million at January 31, 1999, down from $14.6 million at January 31, 1998. The decrease resulted primarily from cash used for operations and the purchase of property and equipment, and was partially offset by cash generated from Portal's $3.0 million capital lease line facility.

  Portal used $3.3 million in cash for operations in fiscal year 1999, an increase of $0.6 million over the $2.7 million used in fiscal year 1998. Cash used from operations was primarily comprised of a $17.1 million loss and an $8.8 million increase in accounts receivable, partially offset by a $15.6 million increase in deferred revenue, and an increase in other accrued liabilities of $4.1 million.

  In fiscal year 1999, cash used in investing activities was $2.8 million, primarily for the purchase of computer servers, workstations, networking equipment and other capital equipment. This amount was funded almost entirely from its equipment lease line facility, primarily to further expand its product capability, increase internal network communication, product demonstration and service capability.

  Portal has raised equity capital from outside investors to fund its operations. In fiscal year 1997, Portal raised approximately $2.4 million from the sale of preferred stock. In fiscal year 1998, Portal raised approximately $15.0 million from the sale of preferred stock. In fiscal year 1999, Portal raised $0.4 million from the exercise of warrants for preferred stock issued in connection with its capital lease line facility and its term loan, and raised an additional $0.4 million from sales of common stock, primarily upon exercise of stock options by employees. In fiscal year 1998, Portal also raised an additional $0.1 million from sales of common stock, primarily upon exercise of stock options by employees.

  Portal has used debt and leases to partially finance its operations and capital purchases. Portal has a $3.0 million capital lease line facility with an equipment lessor which it established in fiscal year 1998. The lease line has a term of 48 months and bears interest at a rate of 8.5% per annum. At January 31, 1999, Portal had utilized $2.8 million of available borrowing under the capital lease line facility. At January 31, 1999, Portal had outstanding a $3.0 million term loan with a finance company, which bears interest at the bank's prime rate plus 2.25%. The term loan is collateralized by substantially all of Portal's assets, with the exception of new equipment purchased using funds provided by the capital lease line facility. Portal repaid $1.5 million of the term loan in February 1999, and the term loan matures as to $0.5 million in March 1999 and $1.0 million in April 1999. Portal also converted a customer deposit for prepaid services into a $1.1 million short-term liability in fiscal year 1999. This liability matures on November 30, 1999 and bears interest at a rate of 10% per annum. The balance due in November may decline, as services rendered for this customer are deducted from the outstanding principal.

  The capital lease line facility, the term loan, and the customer debt comprised the entire amount of the debt obligations on Portal's balance sheet as of January 31, 1999. The capital lease line facility and term loan include certain covenants requiring minimum liquidity, tangible net worth and profitability over time.

  Portal's capital requirements depend on numerous factors, including market acceptance of Portal's products, the resources Portal devotes to developing, marketing, selling and supporting its products, the timing and extent of establishing international operations, and other factors. Portal expects to devote substantial capital resources to hire and expand its sales, support, marketing and product development organizations, to expand marketing programs, to establish additional facilities worldwide and for other general corporate activities. Although Portal believes that its current cash balances and the net proceeds from this offering will be sufficient to fund its operations for at least the next 12 months, Portal may require additional financing within this time frame. Additional funding, if needed, may not be available on terms acceptable to Portal, or at all.

                              Year 2000 Compliance

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

  Portal has conducted a limited review of the products for which it currently provides maintenance, including certain previous versions of Infranet. This review included a search of the software code, and Portal believes that it has identified all instances where date specific information is required. Based on this limited review, Portal believes the products for which it currently provides maintenance and support, when configured and used in accordance with its documentation, correctly recognize Year 2000 date code and function properly. Portal has no plans to conduct further review of its currently supported products.

  Portal's software runs on several hardware platforms and operating systems, including those provided by Compaq Computer Corporation, Hewlett-Packard Company, Microsoft Corporation and Sun Microsystems, Inc. In addition, Portal's software interfaces with third-party systems, such as credit card processing services and customer-specific modifications that Portal service providers, third-party integrators and customers have created to be used with Infranet. Portal's software is, therefore, dependent upon the correct processing of dates by these systems, interfaces and modifications.

  Portal has undertaken an effort to gather information on the Year 2000 readiness of the majority of its systems integrator partners, service providers, hardware platform partners and partner applications. However, Portal has not conducted its own tests to determine to what extent Infranet fails to properly recognize Year 2000 dates when running on any of its partners' hardware platforms, or when interoperating with third-party systems or customer-specific modifications.

  Portal uses multiple software systems for its internal business purposes, including accounting, human resources, e-mail, engineering development and testing tools, customer service and support, professional services and sales tracking applications. Portal is currently in the process of surveying and gathering information from the vendors of these systems, but Portal has not received affirmative documentation that the applications are Year 2000 compliant. Portal has not performed any operational tests on its internal systems.

  Portal is in the early stages of assessing its Year 2000 readiness. To date, the costs for conducting its assessment have not been material. Portal currently estimates that the costs of ensuring that its products and internal systems are Year 2000 compliant will be approximately $500,000 to $750,000. Portal is unable to predict to what extent its business may be affected if its software or the systems that operate in conjunction with its software or its internal systems experience a material Year 2000 failure. Known or unknown errors or defects that affect the operation of Portal's software could result in delay or loss of revenue, interruption of customer management and billing services, cancellation of customer contracts, diversion of development resources, damage to Portal's reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect Portal's business, financial condition and results of operations.

  Portal does not have a contingency plan to remediate any Year 2000 problems that may arise and affect its products or internal systems in the future. If such problems arise, Portal will need to make the necessary expenditures to assess and remedy such problems. The nature, timing and extent of such expenditures cannot be estimated. Such expenditures, if required, may have a material adverse effect on its business, financial condition and results of operations.

                        Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants or AICPA issued Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. Portal expects that the adoption of SOP
No. 98-1 will not have a material impact on its financial position or results of operations. Portal will be required to implement SOP No. 98-1 for fiscal year 2000.

  In April 1998, the AICPA issued SOP No. 98-5, Reporting on the Costs of Start-Up Activities. SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. Portal expects that the adoption of SOP No. 98-5 will not have a material impact on its financial position or results of operations. Portal will be required to implement SOP No. 98-5 for fiscal year 2000.

  In June 1998, the Financial Accounting Standards Board issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. FAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because Portal does not currently hold any derivative instruments and does not engage in hedging activities, Portal expects that the adoption of FAS No. 133 will not have a material impact on its financial position or results of operations. Portal will be required to implement FAS No. 133 for fiscal year 2000.

  In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, or SOP 98-
9. SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. Portal has not yet determined the effect of the final adoption of SOP 98-9 on its future revenues and results of operations.

           Qualitative and Quantitative Disclosures about Market Risk

  Portal develops products in the United States and sells in North America, South America, Asia and Europe. As a result, Portal's financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make Portal's products less competitive in foreign markets. Portal's interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of its investments are in short-term instruments. Due to the nature of Portal's short-term investments, Portal has concluded that there is no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

                                    BUSINESS

                                     Portal

  Portal develops, markets and supports real-time, scalable customer management and billing software, or CM&B software, for providers of Internet-based services. Portal's Infranet software is a comprehensive solution that meets the complex, mission-critical provisioning, accounting, reporting and marketing needs of providers of Internet-based services. Portal's Real Time No Limits Infranet solution enables the real-time provisioning and reporting of services, including such functions as account creation, user authentication and authorization, activity tracking, pricing and rating, billing and customer service, including self-service, all on a scale of up to millions of users. Portal has built Infranet using an open architecture with fully documented APIs, which facilitate customization, integration with existing software applications, and creation of new services by its customers, partners and third parties.

  Founded in 1985 as an on-line service and one of the first ISPs, Portal began focusing in late 1993 on developing and marketing real-time CM&B software for the Internet. This heritage has given Portal a unique perspective into the needs of providers of Internet-based services. As Portal developed CM&B software for its own use, its managers realized that a real-time, scalable CM&B software solution offered significant potential advantages, relative to existing solutions, in the areas of revenue enhancement, cost reduction and customer service and satisfaction. Recognizing that all providers of Internet-based services shared a set of common customer management and billing needs and system requirements, Portal evolved its focus toward selling software exclusively. Portal shipped the first generally available version of its flagship product, Infranet, in May 1996. Portal's approximately 80 Infranet customers include ISPs such as Concentric Network and UUNet Technologies; on-line enterprises, such as Juno Online and Palm.net; and on-line divisions of telecommunications carriers, such as BellSouth and U S West.

                              Industry Background

The Telecommunications Industry

  Today's worldwide telecommunications industry, having undergone a radical transformation that began with the deregulation wave of the early 1980's, is becoming increasingly complex, distributed and competitive. The telecommunications industry is being driven by a number of powerful global trends such as the proliferation of service providers, an increase in the number of services and marketing plans offered and an increased focus on customer support.

  New entrants, such as Level 3 Communications, Inc. and Qwest Communications International Inc. now compete domestically with traditional providers such as AT&T Corp., MCI Worldcom, Inc., Sprint, the Regional Bell Operating Companies or RBOCs, and internationally with government-owned telecommunications carriers. Competition has increased through the introduction of wireless technologies, digital subscriber lines and cable technologies that have lessened the dependence on monopoly-owned, "last mile" wired infrastructure. In addition, new technologies and competitive forces have combined to produce a wide array of new services. Finally, rather than being limited to one service provider, the customer has gained relatively greater freedom of choice. This has prompted service providers to focus increasingly on the various aspects of customer management and billing as a means of competitive differentiation.

Customer Management and Billing Market

  Traditionally, telecommunications carriers created their own in-house billing systems or utilized outside billing service bureaus. These solutions have generally proven inadequate to meet the demands of an increasingly competitive and dynamic environment. In many cases, in-house systems have failed to keep pace with improvements in computing technology, and are prone to the so-called "Y2K problem". Service bureaus, on the other hand, remain focused on providing a relatively limited set of high-volume, standardized services, and are generally not equipped to provide cost-effective, customized solutions. In addition, many telecommunications service providers downsized their in-house IT staffs in the early 1990's and subsequently have encountered difficulty hiring skilled staff to upgrade and maintain older, legacy systems. As carrier requirements have become more complex and IT budgets more constrained, an increasing number of carriers have sought third-party solutions for mission-critical CM&B functions, leading to the growth of the customer management and billing software industry.

  Today there are a multitude of CM&B solution providers, offering a wide range of products and services to the telecommunica-tions market. According to Chorleywood Consulting, a CM&B software research organization, the total market for CM&B software and services was nearly $18 billion in 1998. Today, third-party software handles billing and customer care for millions of phone calls and subscribers worldwide on a daily basis. For the most part, however, each vendor's solution is oriented toward supporting a limited set of services provided by telecommunications carriers and cable system operators. Many vendors specialize in particular sub-segments of the market, such as wireless telephony, and are not designed for brand market applications.

On-line Services and the Internet

  Since 1994, the Internet and the Worldwide Web have grown at an explosive pace. International Data Corporation, or IDC, estimates that there were over 68 million Web users worldwide at the end of 1997. IDC projects this number to increase to over 319 million by the end of 2002, implying an annual growth rate of over 36%. The growth of the Internet is a global phenomenon that is fundamentally changing the nature of the telecommunications industry. Web user growth, coupled with the growth of new types of on-line and electronic commerce, or e-commerce, services, has driven the emergence of new service providers such as ISPs, on-line communities, Internet telephony providers and many others. In addition, traditional telecommunications carriers have entered the on-line market, providing Internet connections and e-commerce services to businesses and consumers.

  Existing third-party CM&B solutions have experienced significant difficulties in adapting to the needs of providers of Internet-based services as well as the Internet operations of traditional providers. Providers of Internet-based services continually introduce new services and programs that address the dramatically changing nature of the Internet. Consequently, they need flexible, powerful CM&B software that is readily adaptable to a wide range of services and smoothly scales from hundreds to millions of users. To be most effective, Internet-compatible CM&B software must be capable of operating in real time, handling high transaction volume, processing many different types of transactions and tracking multiple flows of information associated with the usage of various services.

  The Internet service environment is dominated by technologies and interfaces that are fundamentally different from a traditional telephone or cable network. For example, Internet service providers tend to operate distributed networks of UNIX or Windows NT-based Web servers, any or all of which may be servicing a given customer at a given moment. Traditional CM&B systems were typically designed to interface with and process data from the equipment and technologies used in telephone and cable television networks rather than in Internet service environments.

  In addition, the growth of the Internet has led to a dramatic rise in data transmission volume in all service provider networks. If current growth trends continue, not only will both voice and data traffic continue to grow, but data traffic will rapidly eclipse traditional, circuit-switched voice-traffic as the fundamental type of information being transmitted. Data traffic has many characteristics that are different from those of traditional voice transmissions. Existing CM&B systems used by many traditional telecommunications carriers are not oriented toward "always on", data-oriented services such as digital subscriber line, Internet telephony and virtual private networks. Many of these older systems will need to be upgraded or replaced in order to adapt to the changing environment.

  Traditional CM&B solutions can generally be characterized as inflexible, batch-oriented, proprietary, non-distributed and difficult to scale to meet the complex requirements of providers of Internet-based services. In addition to a general lack of Internet-based capability, traditional systems were typically designed to service one particular type and size of service provider -- a large, traditional RBOC-type carrier, for example, or a small competitive cellular telephone provider. As a result, there is often no smooth migration path; as the numbers of subscribers and services grow, a "forklift upgrade" to an entirely different CM&B product is often required. Finally, existing CM&B solutions are often not able to address one of the most fundamental requirements facing providers of Internet-based services: minimizing the time to market for new products and services.

  Portal believes that providers of Internet-based services will increasingly require a CM&B solution that is real-time, distributed, scalable, flexible and easily adaptable to a vast number of emerging products and services. Providers of Internet-based services and telecommunications carriers are demanding enhanced capabilities from their CM&B systems as the relentless pace of change and innovation mandates a new level of CM&B performance and functionality.

                          The Portal Software Solution

  Portal develops, markets and supports CM&B software that is specifically designed to meet the complex, mission-critical provisioning, accounting, reporting and marketing needs of providers of Internet-based services. Portal's Infranet software is a real-time, scalable solution that enables service providers to address the critical business needs of customer management, services support and accurate and timely billing. Portal believes that its trademarked phrase, Real Time No Limits, accurately describes Infranet as the only CM&B solution that provides these capabilities in real time, while also providing a broad and flexible platform for both the integration of existing products and services and the rapid development and deployment of new ones. Infranet is designed to enable service providers to capture the business benefits of increased revenues, reduced costs and improved customer service.

  Increased Revenues. By helping to accelerate the time to market for new services, Infranet enables service providers to offer a variety of services quickly and to bundle and price these services in an optimal manner. Infranet enables services to be activated immediately when ordered by a subscriber, so that the service provider can immediately begin to collect revenue. Subscriber activity can then be monitored in real time, which allows the service provider to promote the consumption of more services through such means as targeted offers or increased credit limits. In addition, Infranet enables a service provider to analyze and "mine" subscribers' service usage data in real time, which can in turn be used to measure the success of marketing and targeting efforts and to identify new opportunities for subscriber revenue. Using Infranet's data analysis features, a service provider can quickly determine which offerings are not successful and easily make appropriate adjustments. For example, an unsuccessful pricing offer can quickly be terminated or tuned for better subscriber response. Finally, increased billing accuracy reduces the incidence of uncollected revenue and fraud.

  Reduced Costs. Infranet is designed to be an out-of-the-box solution that works with all relevant Internet standards and minimizes the service provider's software installation, maintenance and subscriber servicing costs. Through the immediate validation of subscriber data and verification of credit, Infranet reduces the need for data correction and the incidence of credit problems. In addition, subscribers can access their billing and service information directly, which reduces the degree of costly person-to-person service required to satisfy the subscriber. Real-time monitoring and authentication substantially reduce the opportunities for fraud by ensuring that access to the service provider's network is granted only if the user has been properly verified. Infranet's monitoring and data analysis capabilities can help the service provider pinpoint unprofitable offerings or identify a degree of usage that justifies volume purchases of specific resources such as high-speed data circuits at a lower cost.

  Improved Customer Service. Infranet enables service providers to offer improved billing accuracy, enhanced customer service quality and responsiveness to their subscribers. Using Infranet, service providers can easily tailor their offerings on a bundled or unbundled basis, substantially increasing customer choice without incurring additional costs. Up-to-the-minute account balances and status information can be made available to users on a 24x7 basis, either over the Internet or via customer service representatives. Potential customer account issues can be identified and resolved quickly, since there is no need to wait for regular billing cycles to expose these issues. Infranet's real-time capability enhances responsiveness to subscribers' needs, which can help reduce subscriber "churn", or turnover.

  Infranet is the culmination of the experience and insights gained through Portal's years as an ISP, as well as Portal's five-year history as a software developer. This experience has enabled Portal to design and develop Infranet to meet the critical functional requirements sought by service providers. These requirements include scalability, enterprise integration and interoperability, comprehensive functionality and ease of use, flexibility and improved time to market--all operating on a real-time basis.

  Scalability and Reliability. Infranet will run on a wide range of systems, from a laptop computer running Windows NT to a large cluster of UNIX-based servers. Infranet has been designed, using object-oriented programming methodologies, to scale from hundreds to millions of users through the incremental addition of servers. This capability allows a service provider to grow its CM&B infrastructure incrementally as the level of business grows without the need for architecture redesign or large-scale system replacements. For example, new servers can be added without taking the system offline, eliminating costly system downtime. By running Infranet on multiple servers, a service provider can reduce exposure to various types of failures, including individual server failure, power failure and loss of physical facilities. This level of reliability and redundancy, long present in the traditional telephone network, is increasingly required in the Internet environment. Automatic load balancing features smooth out usage spikes and ensure high availability. Infranet's object-to-relational data model is optimized for high performance on-line transaction processing and high reliability.

  Enterprise Integration and Interoperability. Infranet has been designed with fully documented, open APIs that allow Portal, its customers, partners and third party software developers to integrate Infranet with existing applications and services requiring minimal effort and programming overhead. This capability enables new services to be deployed quickly and efficiently while maintaining smooth interoperability with pre-established services. For example, a telecommunications carrier might use Infranet to add Internet-related services which then appear on a subscriber's monthly telephone bill. Infranet runs on server operating systems from Hewlett-Packard, Microsoft and Sun Microsystems and utilizes database software from Microsoft and Oracle. Infranet also can be readily integrated with a variety of packaged software applications, such as help desk, accounting, taxation and payment systems.

  Comprehensive Functionality and Ease of Use. Portal has drawn on its own experiences to develop a comprehensive suite of pre-defined, ready-to-use CM&B functions, such as customer registration, business policies, pricing plans and payment methods. Portal also seeks to provide upgrades and enhancements to Infranet on a regular basis, with a strong emphasis on response to customer feedback. Infranet employs a simple, intuitive Windows-based user interface for efficient addition and deletion of services and functions, as well as a set of templates for Web-based capabilities such as subscriber registration, password changes and account balance inquiries. Infranet addresses the entire customer management and billing life cycle, from account creation to monitoring and pricing to back-end management and reporting.

  Flexibility and Improved Time to Market. Infranet is designed to be a modular, extensible software product. This flexibility allows each Portal customer to tailor its individual Infranet installation to meet the exact needs of a particular environment, set of services and group of subscribers. The service provider is thereby empowered to respond quickly to the rapidly changing needs of the Internet marketplace. In addition, Infranet can generally be customized to a service provider's needs relatively quickly, enabling its customers to improve their time to market with new products and services.

                         The Portal Software Strategy

  Portal's strategy is to establish itself as the CM&B platform of choice for providers of Internet-based services. Key elements of this strategy are:

  Extend Market Leadership Position. Portal's objective is to extend its position as a leader in the Internet-based CM&B market to establish itself as the broad platform of choice for providers of Internet-based services. Portal intends to take advantage of its technological leadership, strategic partnerships, significant customer relationships, broad-based sales and marketing efforts, and scalable business model to create a widespread customer base that will be difficult for potential competitors to penetrate. Moreover, Portal believes that its products enable each customer to design and deploy new, profitable services, which in turn increase the customer's use of Portal's products and services and generates additional opportunities for Portal to grow.

  Target Leading Providers of Advanced Communications Services Worldwide. The scalability and flexibility of its Infranet products enables Portal to target a broad range of providers of Internet-based services. Portal's targeted customer segments, and some representative existing customers, include:

  . on-line service divisions of traditional major telecommunications providers worldwide, such as France Telecom SA, NTT Soft and U S West;

  . on-line service providers, such as Concentric Network, Microsoft, UUNet and Viag Interkom & CO. GmbH; and

  . companies that use the Internet to provide entirely new types of communications services, such as Juno Online, Palm.net and USinternetworking, Inc.

  The unique capabilities of Infranet enable Portal to take this portfolio approach to targeting customers. Portal believes this approach offers the greatest opportunity for sustained growth, as many of these companies are or will be the market leaders in their respective industries.

  Build a Long-Term, High Margin, Software-Driven Business Model. Portal's business model is predicated on the sale of standard software products, rather than the service-intensive, customer-specific solutions offered by many of its competitors. The scalability, comprehensive functionality and extensibility of Infranet, combined with Portal's strategic partnerships, are designed to allow Portal to achieve and maintain a high margin, software-driven business model without needing to provide an inordinate degree of consulting and integration services.

  Leverage Partnerships with Systems Integrators, and with Platform, Software and Services Providers. Portal has established a series of partnerships with systems integrators, such as Andersen Consulting, Cap Gemini, NTT Soft and PricewaterhouseCoopers and hardware platform, software and services providers, such as Cisco, Compaq, Hewlett-Packard, Microsoft, Oracle and Sun Microsystems. These partners provide a global extension of Portal's direct sales force and are a significant source of leads and referrals. This network of partners also enables Portal to focus on being the CM&B software platform provider while offering a complete customer solution using third-party components that perform ancillary functions such as tax or payment processing. In addition, Portal's systems integrator partners are trained to integrate

Infranet with customers' existing legacy systems. Portal seeks "best of breed" partners in each particular area, to associate Infranet with market-leading technologies, products and systems integrators. Portal believes that this partnership strategy is unique in breadth and scope within its market, provides us with a competitive advantage and serves as a "force multiplier" which leverages Portal's own internal capabilities.

  Grow with Customers and the Internet. While initial sales to customers are often substantial, Portal's strategy is to maximize its available opportunities for long-term revenue growth by targeting service providers with excellent growth prospects and capitalizing on additional sales opportunities with its customers. Portal's subsequent revenue growth can then occur through the addition of subscribers, add-on component sales, additional service revenues and maintenance and support agreements. In turn, Portal intends to continue to evolve and refine its business to track the growth of Internet-based services, so that as these services proliferate, Portal's revenue growth opportunities will also increase. Accordingly, Portal typically prices its products on a per-subscriber basis so that they are more affordable for new, promising service providers that may in time grow to be leaders in their market segments and long-term, loyal customers.

                             Products and Services

  Portal develops, markets and supports CM&B software specifically designed to meet the complex, mission-critical provisioning, accounting, reporting and marketing needs of providers of Internet-based services. Portal's Infranet product is an easily integrated, highly flexible enterprise solution comprising the critical elements necessary for registering, managing, monitoring and billing users of Internet-based services. Infranet unifies the management of core business operations and its Real Time No Limits solution differentiates it from traditional, batch-oriented CM&B solutions.

  Portal also offers Infranet IPT, a complete end-to-end CM&B software solution based on the Infranet platform and specifically tailored to the needs of Internet telephony service providers. Internet telephony is a growing industry that uses Internet technologies to bring low-cost, flexible voice communications services to customers worldwide. Since Internet telephony providers tend to be startup businesses, they do not have a long history of using legacy systems, unlike many traditional voice service providers. Therefore, Portal has an opportunity to be first-to-market with a leading-edge CM&B solution for this emerging market.

  In addition to providing maintenance and support for Infranet, Portal provides implementation planning and management, training and technical support and development and customization support through its professional services organization.

Infranet

  Infranet integrates the functionality for each stage of customer interaction with a single, unified customer database and a coordinated set of features and functions. The database acts as the repository for all data collected in real time during each stage of the customer life cycle, as follows:

Diagram. A circle of arrows connected end to end enclosing a box containing the word "Infranet." Around the outside are the areas of data which Infranet tracks: Account Creation & Service Provisioning, Authentication &
Authorization, Activity Tracking, Rating/Pricing, Billing & Accounts Receivable, Customer Management and Reporting.


  Account Creation and Service Provisioning. Infranet supports a variety of registration standards and has all of the features necessary to register subscribers quickly. The Infranet registration process collects the data needed to provision and bill the subscriber for service, while also allowing service providers to collect additional subscriber profile information they may desire. As the data is collected and verified, Infranet creates customer accounts and activates the selected services in real time.

  Authentication and Authorization. Infranet authenticates users based on user name and password, checks account status and authorizes access to individual services. Infranet can also check for duplicate user names and available credit or resources, enabling service providers to more effectively detect and prevent fraud and bad debt.

  Activity Tracking. By recording all events in real time in its unified customer database, Infranet gives service providers the ability to build a detailed picture of individual customer behavior, either currently or historically. This also provides a complete audit trail of customer usage to resolve any issues that may subsequently arise.

  Rating/Pricing. Infranet offers a powerful and flexible "rating engine", which enables service providers to create a wide variety of pricing plans for a broad array of services. Infranet can price any tracked event as it occurs, so that customers and service representatives have real-time access to account balances and available credit. Infranet's rating engine supports multiple resource balances and limits, such as cash balances, free hours of usage, megabytes of server storage or any other resource defined by the service provider. The rating of a single event can update any or all existing balances.

  Billing and Accounts Receivable. Infranet's billing and payment system has been designed for flexibility from the ground up. Billing cycles can be any multiple of a month and can begin on any day of the month. Because of Infranet's real-time capability, accounts can be accurately closed at the end of the billing cycle, irrespective of when the billing process actually takes place. Infranet also supports multiple currencies and payment in real time, through interfaces with credit card processing systems such as Paymentech and ICVerify, or by invoice. A modular payment interface lets customers integrate additional payment methods and a general ledger interface lets service providers allocate journal entries using a general ledger code. Infranet supports both open item and balance forward accounting.

  Customer Management. Customer service representatives can access customer data through an intuitive, Windows-based graphical user interface. Infranet organizes customer information into a variety of standard screens, which can also be readily customized. Service representatives can create, search and modify customer accounts; view activity, balances and invoices; perform billing operations; and view and modify account hierarchy. Infranet allows providers to configure permissions and track customer service activity, ensuring a complete audit trail on each account.

  Infranet supplements these capabilities with a browser-based interface that enables customers to view selected account information directly. This self-service feature increases customer convenience and can help reduce customer service costs.

  Reporting. Using the data in the Infranet unified customer database, service providers can create reports using a powerful, enterprise-wide reporting infrastructure called Infranet Insite. Insite report templates provide business intelligence to operations, finance, sales and marketing personnel. Insite includes a full set of customizable reports, and also supports new report development.

  Portal has structured the pricing of Infranet to accommodate all of its target customer segments, which range from startups to large on-line service providers with millions of subscribers. Portal typically prices Infranet on a per subscriber basis, with customary volume discounts for the upfront purchase of a large number of licenses. Supplemental purchases of additional components are also priced on a per subscriber basis, while annual maintenance and support contracts are priced as a percentage of the associated license revenues. Portal's initial sales of licenses and associated services, maintenance and support generally range from the low hundreds of thousands to several million dollars.

Infranet IPT

  Introduced in September 1998, Infranet IPT incorporates Infranet's core functionality to deliver the CM&B features needed by providers of Internet telephony services, such as a real-time architecture, support for a broad range of services and pricing plans, out-of-the-box gateway integration, prepaid calling card support, and zone-based rating. Infranet IPT is designed to optimize resources for each step of the Internet telephony process, such as setting up calls, monitoring calls in progress, tracking usage and billing users. Infranet IPT enables account creation, authentication and fraud prevention, authorization and credit control, activity tracking, pricing and billing, and customer management and reporting.

                          Customer Service and Support

  Portal believes that a high level of customer service and support is critical to the successful marketing and sale of Infranet. Portal provides support to its customers through maintenance and support agreements. Support includes assistance with technical problems related to the use of Portal's software and software maintenance and upgrade releases. Portal generally provides its base level of customer support via an Internet-based customer management system and higher levels of support via telephone and on-site technical assistance. Portal provides customer technical support for its products primarily from its Cupertino, California location. Portal plans to establish additional customer support sites domestically and internationally commensurate with customer needs.

  Portal also offers project implementation services to assist customers in the project planning, installation, and implementation of the Portal solution. Portal consulting services are also available for customers requiring additional software customization, upgrade assistance, or other Infranet-related technical services. Portal professional services consultants are located in several cities in the United States and various countries outside the United States. Portal has a leveraged business model based on using systems integrator partners to provide jointly or separately a range of services, including first-line technical support and project implementation services, in various locations around the world.

                                  Partnerships

  Portal has established a series of partnerships with systems integrators such as Andersen Consulting, Cap Gemini, NTT Soft and PricewaterhouseCoopers and hardware platform, software and services providers such as Cisco, Compaq, Hewlett-Packard, Microsoft, Oracle and Sun Microsystems. Portal employs this network of partnerships to both expand its sales, service and marketing capabilities and to extend the technical and functional application of its solution. Portal's network of partnerships allows Portal to maintain its focus as a product company while simultaneously obtaining sales, technical and service leverage through its partners.

  The diagram below illustrates Portal's approach to partnerships by listing certain of the markets it addresses and some of its current partners:

  Diagram entitled "The Portal Market Partnership Model" consisting of a box representing Portal's approach to partnerships. The middle of the diagram is an arrow pointing left to right containing the word "Infranet." The arrow separates Portal's two types of partners: Representative market partners and representative platform partners.
  There are five boxes across the top of the diagram, each representing a different type of market partner. The first box on the left represents consumer Internet service providers consisting of integrators, including Andersen, Cap Gemini, Deloitte & Touche and NTT Soft, and services, including iPass, Microsoft MCIS & Site Server and Software.Com. The second box represents business Internet service providers consisting of integrators, including Andersen, Deloitte & Touche, NTT Soft and PWC and services, including Cisco NetFlow, HP SIU and XACCT. The third box represents Internet protocol telephony consisting of integrators such as Finsiel and KPMG and services such as Cisco and VocalTec. The fourth box represents content consisting of integrators such as Andersen and PricewaterhouseCoopers and services as required. The fifth box represents hosting consisting of integrators such as Deloitte & Touche and Hewlett-Packard and services such as Microsoft MCIS & Site Server and Netscape SuiteSpot.
  There are six boxes across the bottom of the diagram, each representing a different type of platform partner. The first box represents hardware partners such as Compaq, Hewlett-Packard and Sun. The second box represents database partners such as Microsoft and Oracle. The third box represents customer care partners such as Clarity, Remedy and Vantive. The fourth box represents accounting reporting partners such as Oracle and Seagate. The fifth box represents payment partners such as FDC, Group I, Paymentech, Cybercash and Veriphone. The sixth box represents tax partners such as Taxware and Vertex.

  There are two types of partners in Portal's "Market Partnership Model":

  Market Partners. Portal leverages its own sales and marketing efforts by taking advantage of the marketing and lead generation capabilities of its market partners. Market partners are specialized technology and services firms that adapt Portal's products to the needs of a specified market segment. For example, in the consumer ISP market, iPass, Inc., Microsoft and Software.com, Inc. provide complementary services and technologies, which are fully integrated with Infranet through Portal's open APIs. In turn, a set of systems integrators, such as Andersen Consulting, Cap Gemini, NTT Soft and PricewaterhouseCoopers, adapts this combination of Infranet and add-on technologies to the specific environment of each provider of on-line services. This combination of add-on technology and systems integration allows Portal to serve as the enabling technology for a complete solution in each of its markets. This approach also provides a mechanism for Portal to enter new markets as opportunities develop.

  Platform Partners. Portal's technology strategy is to focus exclusively on Infranet to enable real time, mission-critical, Internet-based services. Given this focus, Portal partners with hardware platform providers, such as Cisco, Compaq, Hewlett-Packard and Sun Microsystems, database software developers such as Microsoft and Oracle, and software applications developers with best-of-breed products to provide superior solutions to its customers. By providing its platform partners with a fully documented set of open APIs, Portal ensures that Infranet can interoperate with their products. This allows Portal to partner with the leading-edge vendors in each area of functionality and provides the flexibility to adopt new products and technologies rapidly. Portal also seeks to generate referral sales from its platform partners' sales forces.

                                  Technology

  Portal's software architecture consists of the Infranet platform, upon which CM&B functionality is layered using fully documented open APIs. This approach, designed from the start to use object-oriented programming techniques, enables new processes and services to be readily incorporated, thus allowing an evolving multi-service model to be built without the need to change the underlying software foundations. Similarly, changes can be made in the object-based platform without affecting the behavior of the CM&B functions.

  Infranet's advanced, four-tier client-server architecture was designed from the ground up to be scalable, reliable, secure and extensible. The four tiers of Infranet's architecture are:

  Diagram entitled "Four Tier Architecture" depicting the four tiers:
Application, Business Process, Object and Data. The application tier contains the client applications. The business process tier contains the process modules, the object request broker. The Object tier contains the object server which consists of the payment and reporting engines. The data tier contains the database where all the data is stored. Along the bottom of the four tiers are several machines depicting the hardware infrastructure shown as operating on either a network or single machine utilizing the four tier architecture.

  . Application Tier: includes client applications for registration, customer service and billing, as well as interfaces to event sources such as terminal, mail or Web servers.

  . Business Process Tier: includes an object request broker, or ORB, that arbitrates requests between this tier and the object tier and functional modules that implement the core business operations supported by Infranet. These modules are driven by business policies that are fully customizable by the provider.

  . Object Tier: manages all account, service, event and pricing information using a high-level, objected-oriented data model that greatly enhances the extensibility of the system.

  . Data Tier: includes the relational database management systems such as Oracle and Microsoft SQL Server where all Infranet data is stored, as well as TCP/IP-based links to external systems such as payment, tax, credit card authorization and directory-based systems.

Infranet's four-tier architecture has several advantages:

  Scalability and Performance. Infranet easily scales to handle subscriber growth and large numbers of subscribers while maintaining high levels of performance. Providers can add multiple servers as needed to any or all levels of the system, generally without incurring downtime. In addition, automatic load balancing is used to minimize the effect of usage spikes on performance.

  Reliability. Infranet provides 24x7 telecommunications-grade reliability with features such as automatic reconnection in the event of a lost link and automatic re-routing in case of a failed re-connect. Both features occur without interrupting the client application. In addition, Infranet utilizes the features of the underlying database management system to improve transactional integrity and account reliability. Because Infranet is designed to take advantage of redundancy, adding additional systems to the architecture increases reliability.

  Security. Firewalls, proxies and filters can be installed between every tier of the Infranet architecture to prevent unauthorized access to programs and data. Providers can determine and audit who has access to the system. Critical business functions run at the most secure business process tier, and access lists restrict the use of critical operations. Session monitoring, analysis and control occur in real-time so that problems can be identified and stopped rapidly.

  Extensibility. Infranet offers fully documented open APIs at every level of the system. These interfaces give providers the ability to integrate Infranet with legacy and external software. Value-added services, even those developed by third parties, can be rapidly customized as well.

                              Sales and Marketing

Sales

  Portal's sales strategy is to pursue targeted accounts both directly through its direct sales force and indirectly through its strategic partners. Portal has to date targeted its sales efforts at medium and large ISPs, on-line service divisions of traditional telecommunications providers and other providers of Internet-based services.

  Portal maintains direct sales personnel in fourteen states across the United States, and internationally in Australia, China, Hong Kong and the United Kingdom. The direct sales force is organized into individual account teams, which include both sales representatives and systems engineers. Portal generates leads from contacts made through marketing partners, seminars and conferences, which are usually co-sponsored by marketing partners, market research, its Web site, trade shows, customers and its ongoing public relations program. The direct sales force is complemented by telemarketing representatives based at Portal's headquarters in Cupertino, California. Portal qualifies the leads and assigns an account team to prospective customers. The account team then initiates the sales process, which generally involves multiple presentations to information technology and business professionals within the prospective customer's organization. Portal intends to increase the size of its direct sales force and establish additional sales offices domestically and internationally.

  Portal complements its direct sales force with a series of partnerships with systems integrators such as Andersen Consulting, Cap Gemini, NTT Soft and PricewaterhouseCoopers, as well as with hardware platform and software applications developers and service providers such as Cisco, Compaq, Hewlett-Packard, Microsoft and Sun Microsystems. These partners provide a global extension of Portal's direct sales force and are a significant source of leads and referrals. Portal believes these relationships also serve to validate its technology and facilitate broad market acceptance of Infranet services. Portal's direct sales force works closely with its indirect distribution partners. After a partner has introduced Portal's products to a potential customer, an in-house account team is assigned to complete the sales process.

  Portal has derived, and anticipates continuing to derive, a significant portion of its revenues from customers that have significant relationships with Portal's market and platform partners. Many of these partners also work with competing software companies, and Portal's success will depend on their willingness and ability to devote sufficient resources and efforts to marketing Portal's products. Portal's agreements with these parties typically are in the form of non-exclusive referral fee or reseller agreements that may be terminated by either party without cause or penalty and with limited notice. Therefore, there is no guarantee any single party will continue to market Portal's products. If these relationships fail, Portal will have to devote substantially more resources to the distribution, sales and marketing, implementation and support of Infranet. Portal intends to establish additional indirect channels in the future. However, there can be no assurance that Portal will be able to establish relationships with additional partners on a timely basis or at all, or that such relationships will be successful.

Marketing

  Portal's marketing programs are targeted at providers of Internet-based services and are currently focused on creating awareness of, and generating interest in, Infranet. Portal engages in a variety of marketing activities, including managing and maintaining its Web site, conducting direct mailings and ongoing public relations campaigns, conducting seminars, creating and placing advertisements, and establishing and maintaining close relationships with recognized industry analysts. Portal is an active participant in technology-related conferences and demonstrates its products at trade shows targeted at providers of Internet-based services. Portal also focuses on a range of joint marketing strategies and programs with its partners in order to leverage their existing strategic relationships and resources.

                                   Customers

  Portal's typical customers are providers of Internet-based services that benefit from a scalable CM&B software solution. As of January 31, 1999, Portal had licensed Infranet to approximately 80 customers worldwide, including:
BellSouth, Concentric Network, CyberCash, Inc., FlashNet Communications, Inc., France Telecom, Grolier Incorporated, Juno Online, Microsoft, NTT Soft, Palm.net, Sage Networks, Inc., SegaSoft Networks, Inc., Shanghai Online, USinternetworking, U S West, UUNet and Viag Interkom.

  In fiscal year 1999, no customer accounted for 10% or more of Portal's total revenues. In the fiscal years 1998 and 1997, respectively, Compuserve and Sprint each individually accounted for more than 10% of Portal's total revenues.

  Although Portal's customers include both small and large providers of Internet-based services, a substantial portion of Portal's license and services revenues in any given quarter has, and is expected to continue to be, generated from a limited number of customers with large financial commitment contracts. As a result, if a contract is cancelled or deferred or an anticipated contract does not materialize, Portal's revenues would be materially adversely affected.

                            Research and Development

  Portal believes that strong product development capabilities are essential to its strategy of enhancing its core technology, developing additional applications incorporating that technology and maintaining the competitiveness of its product and service offerings. Portal has invested significant time and resources in creating a structured process for undertaking all product development. This process involves several functional groups at all levels within Portal and is designed to provide a framework for defining and addressing the activities required to bring product concepts and development projects to market successfully. In addition, Portal has recruited key engineers and software developers with experience in the CM&B, enterprise, database and operating system software markets and has complemented these individuals by hiring senior management with experience in software used by providers of Internet-based services.

  Portal's research and development expenses totaled approximately $11.3 million for the fiscal year ended January 31, 1999, $5.6 million for the fiscal year ended January 31, 1998 and $2.5 million for the fiscal year ended January 31, 1997. As of January 31, 1999, approximately 86 employees were engaged in research and development activities.

                                  Competition

  Portal competes in markets that are new, intensely competitive, highly fragmented and rapidly changing. Portal competes on the basis of performance, scalability, extensibility, ease of integration and price. Portal faces competition from providers of traditional CM&B software such as Amdocs, Kenan Systems (recently acquired by Lucent), LHS Group and Saville Systems; emerging providers of Internet-specific billing software, such as Belle Systems, Solect Technology and TAI; and providers of Internet-based services that develop proprietary systems. Portal also competes with systems integrators and with internal MIS departments of large telecommunications carriers. Portal is aware of numerous other major ISPs, software developers and smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with Infranet.

  Portal anticipates continued growth and competition in the telecommunications industry and the entrance of new competitors into the CM&B software market, and that the market for its products and services will remain intensely competitive. Many of Portal's current and future competitors have significantly more personnel and greater financial, technical, marketing and other resources than Portal.

                             Intellectual Property

  Portal relies upon a combination of patent, copyright, trade secret and trademark law to protect its intellectual property. Portal currently has three U.S. patent applications pending related to its relational database and real-time billing technology. In addition, Portal has two U.S. registered trademarks and four U.S. trademark applications pending. While Portal relies on patent, copyright, trade secret and trademark law to protect its technology, Portal believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to Portal's technology.

  Portal generally enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite Portal's efforts to protect proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology or to develop products with the same functionality as Portal's products. Policing unauthorized use of its products is difficult, and Portal cannot be certain that the steps it has taken will prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. In addition, certain of Portal's license agreements require it to place the source code for Infranet into escrow. Such agreements generally provide that these parties will have a limited, non-exclusive right to use this code if (1) there is a bankruptcy proceeding by or against Portal, (2) Portal ceases to do business without a successor or (3) Portal discontinues providing maintenance and support.

  Substantial litigation regarding intellectual property rights exists in the software industry. Portal expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in its industry segments grows and the functionality of products in different industry segments overlaps. Some of Portal's competitors in the market for CM&B software may have filed or may intend to file patent applications covering aspects of their technology that they may claim Portal's technology infringes. Portal cannot be certain that any of these competitors will not make a claim of infringement against it with respect to its products and technology.

  Portal's success and ability to compete are substantially dependent upon its internally developed technology. However, portions of Infranet incorporate software developed and maintained by third-party software vendors, such as operating systems, tools and database vendors. Portal may have to rely on third-party software vendors and developers to a larger degree in future products. Although Portal believes it could find other sources for these products, any significant interruption in the supply of these products could adversely impact Portal's sales unless and until it can secure another source.

                                   Employees

  As of January 31, 1999, Portal had 242 full-time employees, 46 of whom were engaged in customer service and support, 73 in sales and marketing, 86 in engineering, and 37 in finance, administration and operations. Portal's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement requiring service for any defined period of time. The loss of the services of one or more of Portal's key employees could harm its business. Portal's future success also depends on its continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, particularly in the San Francisco Bay Area where Portal is headquartered, due to the limited number of people available with the necessary technical skills and understanding of the Internet, and there can be no assurance that Portal can retain or attract key personnel in the future. None of Portal's employees are represented by a labor union. Portal has not experienced any work stoppages and considers its relations with its employees to be good.

                                   Facilities

  Portal leases an aggregate of approximately 47,000 square feet in two separate offices in an office complex located in Cupertino, California. Portal occupies these premises under two leases expiring in May 2000 and October 2003. In addition to its principal office space in Cupertino, California, Portal also leases facilities and offices domestically in Westport, Connecticut; Boston, Massachusetts; New York, New York; McLean, Virginia; Dallas, Texas; Chicago, Illinois and internationally in North Sydney, New South Wales, Australia; Slough, United Kingdom; and Hong Kong. These leases are for terms expiring from March 1999 to October 2003. Portal believes that the facilities it currently leases are sufficient to meet its needs through at least the next twelve months. However, Portal believes it will require up to 50,000 additional square feet of office space after that time and is currently seeking facilities totaling 100,000 square feet in the same geographic area as Cupertino, California.

                               Legal Proceedings

  Portal is not currently party to any legal proceedings.

                                   MANAGEMENT
                        Executive Officers and Directors

  The following table sets forth certain information regarding the executive officers and directors of Portal as of February 1, 1999:


             Name              Age                   Position
 ----------------------------  --- --------------------------------------------
 John E. Little..............  41  Chief Executive Officer, President and
                                   Chairman of the Board of Directors
 Jack L. Acosta..............  51  Chief Financial Officer, Vice President,
                                   Finance and Secretary
 David S. Labuda.............  35  Chief Technology Officer and Vice President,
                                   Engineering
 Steven R. Sommer............  43  Vice President, Marketing and Business
                                   Development
 Kevin P. Mosher.............  42  Vice President, Sales
 Annette D. Surtees..........  43  Vice President, Human Resources
 Arthur C. Patterson(1)(2)...  55  Director
 Edward J. Zander(2).........  52  Director
 David C.                      51  Director
  Peterschmidt(1)(2).........
 William T. Coleman III(2)...  51  Director

--------
(1) Member of audit committee
(2) Member of compensation committee

  John E. Little. Mr. Little founded Portal in March 1985 and has been Chief Executive Officer and a Director since its inception. In addition, Mr. Little served as President from inception to March 1996 and has served as President since November 1996. Prior to founding Portal, Mr. Little was an independent consultant for a number of companies including Knight-Ridder Inc., AT&T Corp., Raytheon Company, Dow Jones News Retrieval, a subsidiary of Dow Jones & Company, Inc., Victor Company of Japan (JVC) and Sun Microsystems, Inc.

  Jack L. Acosta. Mr. Acosta joined Portal in February 1999 as Chief Financial Officer, Vice President, Finance and Secretary. From July 1996 to January 1999, Mr. Acosta served as Executive Vice President and Chief Financial Officer for Sybase, Inc., a database company. From December 1994 until July 1996,
Mr. Acosta served as Vice President, Engineering Services, Integration and Business Management of Sybase. From March 1993 until December 1994, Mr. Acosta served as President, Chief Operating Officer and a director of Tanon Manufacturing, Inc., a manufacturing and engineering services company. Prior to March 1993, Mr. Acosta held various management positions at Ungermann-Bass Inc., Atari, Inc., Diablo Systems, Inc. and Ford Motor Company.

  David S. Labuda. Mr. Labuda joined Portal in March 1994 as Vice President, Engineering and Chief Technology Officer. From June 1990 to March 1994, Mr. Labuda was employed by Sun Microsystems, Inc., a network computing company, as a Director of UNIX Development. From August 1985 to June 1990, Mr. Labuda worked for Sun Microsystems as a Senior Engineer and Manager, including managing the software development for the SparcStation 1 and SparcStation 2 projects. Mr. Labuda received the first Sun Presidential Award and holds three patents from his tenure there.

  Steven R. Sommer. Mr. Sommer joined Portal in July 1997 as Vice President, Marketing and Business Development. From May 1993 to July 1997, Mr. Sommer served as Vice President, Worldwide Marketing and Enterprise Solutions for Informix Corporation, an enterprise database company. From February 1990 until April 1993, Mr. Sommer served as Vice President, Marketing for Cognos, Inc., an applications and tools development software company. Prior to February 1990, Mr. Sommer held various other marketing positions at Digital Equipment Corporation, Scitex America Corp., McKinsey & Company, Inc. and Procter and Gamble Company.

  Kevin P. Mosher. Mr. Mosher joined Portal in March 1997 as Vice President, Sales. From January 1996 to February 1997, Mr. Mosher served as Vice President of Sales for Software Emancipation, Inc., a software development and testing company. From May 1995 to November 1995, Mr. Mosher served as Vice President, National Sales at Watermark Software, Inc., an enterprise software company. From February 1991 to May 1995, Mr. Mosher served as Regional Vice President at Interleaf, Inc., a software tool company. From 1985 to 1991, Mr. Mosher held various senior sales management positions at Oracle Corporation.

  Annette D. Surtees. Ms. Surtees joined Portal in August 1998 as Vice President, Human Resources. From February 1998 through July 1998, Ms. Surtees served as Director of Human Resources for VLSI Technology, Inc., an integrated circuit design and manufacturing company. From February 1997 to February 1998, Ms. Surtees was an independent consultant. From May 1988 until February 1997, Ms. Surtees held various human resources management positions at Seagate Technology, Inc., a data technology company, most recently as Vice President, Human Resources for Corporate, U.S. and European Operations.

  Arthur C. Patterson. Mr. Patterson has been a Director of Portal since March 1996. Mr. Patterson is a founder and General Partner of Accel Partners, a venture capital firm. Mr. Patterson invests in enterprise software and communications services companies. Mr. Patterson also serves as a director of PageMart Wireless, Inc., a communications services company, Unify Corporation, an enterprise software company, Actuate Software Corporation, an enterprise reporting software company, Viasoft, Inc., a software tools company, as well as several private enterprise software and communications companies.

  Edward J. Zander. Mr. Zander has been a Director of Portal since August 1997. Since January 1998, Mr. Zander has served as Chief Operating Officer of Sun Microsystems. From February 1995 until January 1998, Mr. Zander served as President of Sun Microsystems Computer Company, a subsidiary of Sun Microsystems. From January 1991 to February 1995, Mr. Zander was President of SunSoft, Inc., the software subsidiary of Sun Microsystems. From October 1987 to January 1991, Mr. Zander was Vice President of Marketing at Sun Microsystems. Mr. Zander also serves as a director of Documentum, Inc., a developer of Internet and client/server software-based solutions.

  David C. Peterschmidt. Mr. Peterschmidt has served as a Director of Portal since April 1998. Mr. Peterschmidt has been President, Chief Executive Officer and a Director of Inktomi Corporation, an internet search engine company, since July 1996. He was appointed Chairman of the Board of Directors of Inktomi in December 1997. From 1991 through June 1996, he served as Chief Operating Officer and Executive Vice President of Sybase. Mr. Peterschmidt also served as a Captain in the United States Air Force for nine years, where he was Lead Contract Negotiator on Rockwell International's B1 Bomber Program.

  William T. Coleman III. Mr. Coleman has served as a Director of Portal since April 1998. Mr. Coleman is a founder of BEA Systems, Inc., a software company, and has been its President, Chief Executive Officer and Chairman of the Board of Directors since BEA's inception in January 1995. From December 1985 to January 1995, Mr. Coleman held various positions at Sun Microsystems, most recently as Vice President and General Manager of the Sun Integration Division.

Board of Directors and Committees

  Portal currently has authorized five directors. Following this offering, the board will consist of five directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Messrs. Patterson and Coleman are Class I directors whose terms will expire in 2000, Mr. Zander is a Class II director whose term will expire in 2001, and Messrs. Little and Peterschmidt are Class III directors whose terms will expire in 2002. The officers serve at the discretion of the board.

  Portal has established an audit committee, which reviews and supervises Portal's financial controls, including the selection of its auditors, reviews the books and accounts, meets with its officers regarding its financial controls, acts upon recommendations of auditors and takes further actions as the audit committee deems necessary to complete an audit of Portal's books and accounts, as well as other matters which may come before it or as directed by the board. The audit committee currently consists of two directors, Messrs. Patterson and Peterschmidt.

  Portal has established a compensation committee, which reviews and approves the compensation and benefits for Portal's executive officers, administers its stock plans and performs other duties as may from time to time be determined by the board. The compensation committee currently consists of four directors, Messrs. Patterson, Zander, Peterschmidt and Coleman.

Compensation Committee Interlocks and Insider Participation

None of Portal's executive officers serve on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Portal's board or compensation committee.

Director Compensation

  Portal currently does not compensate any non-employee member of the board. Members of the board will be eligible to receive discretionary option grants and stock issuances under the 1999 Stock Incentive Plan. In addition, under the 1999 Stock Incentive Plan, non-employee directors will receive automatic option grants on the date of each annual meeting of stockholders. The 1999 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. See "Management--Benefit Plans".

                             Executive Compensation

  Summary Compensation Table. The following table sets forth certain information with respect to the compensation of Portal's Chief Executive Officer and Portal's four next most highly compensated executive officers who earned more than $100,000 for the fiscal year ended January 31, 1999 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                           Annual Compensation
                                               Fiscal Year --------------------
         Name and Principal Position              Ended    Salary ($) Bonus ($)
         ---------------------------           ----------- ---------- ---------
John E. Little................................    1999      $185,000  $ 40,000
 Chief Executive Officer,
  President and
  Chairman of the Board of Directors
Richard C. Spalding(1)........................    1999       160,000     6,000
 Chief Financial Officer,
  Vice President, Finance
  and Secretary
David S. Labuda...............................    1999       208,000    52,000
 Chief Technology Officer
  and Vice President, Engineering
Steven R. Sommer..............................    1999       180,000    50,000
 Vice President, Marketing
  and Business Development
Kevin P. Mosher...............................    1999       140,000   110,000
 Vice President, Sales
Dong Joo (Karen) Ha(2)........................    1999       150,000    43,000
 Vice President, Client Services

--------
(1) Mr. Spalding resigned as Chief Financial Officer, Vice President, Finance and Secretary effective January 31, 1999 but remains an employee of Portal.
(2) Ms. Ha resigned as Vice President, Client Services on October 31, 1998 and remains an employee of Portal. Ms. Ha earned $150,000 in the fiscal year ended January 31, 1999 based on an annual salary of $180,000.

  Pursuant to a letter agreement dated as of December 24, 1998, Mr. Jack L. Acosta, Portal's Chief Financial Officer, Vice President, Finance and Secretary, is to receive an annual salary of $200,000 for the fiscal year ending January 31, 2000, has received a one-time signing bonus of $25,000 and is eligible to receive up to an aggregate of $80,000 upon the achievement of certain performance milestones. Mr. Acosta was granted an option to purchase 360,000 shares of common stock, of which 72,000 shares will vest upon consummation of this offering and the balance will vest monthly from the date of grant over four years of Mr. Acosta's continued employment with Portal.

  Option Grants. No option grants or stock appreciation rights were granted to any Named Executive Officer during the fiscal year ended January 31, 1999.

  Aggregate Option Exercises and Option Values. The following table sets forth information concerning option exercises and option holdings for the Named Executive Officers as of January 31, 1999. No stock appreciation rights were exercised during the fiscal year ended January 31, 1999 and no stock appreciation rights were outstanding at the end of the fiscal year.

         Option Exercises in the Fiscal Year Ended January 31, 1999 and
                         Fiscal Year-End Option Values

                                                     Number of Securities           Value of Unexercised
                          Number of                 Underlying Unexercised              In-the-Money
                           Shares                     Options at FY-End             Options at FY-End(3)
                         Acquired on    Value    ---------------------------- ---------------------------------
Name                      Exercise   Realized(1) Exercisable(2) Unexercisable Exercisable ($) Unexercisable ($)
----                     ----------- ----------- -------------- ------------- --------------- -----------------
John E. Little..........      --         --             --            --              --              --
Richard C. Spalding.....      --         --             --            --              --              --
David S. Labuda.........      --         --             --            --              --              --
Steven R. Sommer........      --         --             --            --              --              --
Kevin P. Mosher.........      --         --             --            --              --              --
Dong Joo (Karen) Ha.....   33,333          0         66,667           --         $666,670             --

--------
(1) Based on the fair market value of Portal's common stock on the date of exercise, as determined by the board, less the exercise price payable for such shares.
(2) The options are immediately exercisable for all the option shares, but any shares purchased under the options will be subject to repurchase by Portal at the original exercise price per share upon the optionee's cessation of service prior to vesting in these shares. As of January 31, 1999, Portal's repurchase right had lapsed as to all 33,333 shares which Ms. Ha has exercised.
(3) Based on the fair market value of Portal's common stock on January 31, 1999, as determined by the board, less the option exercise price payable for such shares.

                                 Benefit Plans

  1999 Stock Incentive Plan. Portal's 1999 Stock Incentive Plan is intended to serve as the successor equity incentive program to its 1995 Stock Option/Stock Issuance Plan. The 1999 Stock Incentive Plan was adopted by the board in February 1999 and is expected to be approved by the stockholders in March 1999. The 1999 Stock Incentive Plan will become effective upon the execution of the underwriting agreement for the offering. All outstanding options under the 1995 Stock Option/Stock Issuance Plan will at that time be incorporated into the 1999 Stock Incentive Plan, and no further option grants will be made under the 1995 Stock Option/Stock Issuance Plan. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of the 1999 Stock Incentive Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1999 Stock Incentive Plan.

  An initial reserve of 1,200,000 shares of common stock has been authorized for issuance under the 1999 Stock Incentive Plan. This share reserve consists of (i) the number of shares estimated to remain available for issuance under the 1995 Stock Option/Stock Issuance Plan on the effective date of the new 1999 Stock Incentive Plan, including the shares subject to outstanding options thereunder, plus (ii) an additional increase as necessary to bring the total reserve to 1,200,000 shares. The number of shares of common stock reserved for issuance under the 1999 Stock Incentive Plan will automatically increase on the first trading day in February of each fiscal year, beginning in the fiscal year ending January 31, 2001, by an amount equal to four percent (4%) of the total number of shares of common stock outstanding on the last trading day in January in the preceding fiscal year, but in no event will this annual increase exceed 1,500,000 shares. In addition, no participant in the 1999 Stock

Incentive Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 1,000,000 shares of common stock in the aggregate in any calendar year.

  The 1999 Stock Incentive Plan is divided into five separate components:

 . the Discretionary Option Grant Program, under which eligible individuals in Portal's employ or service (including officers, non-employee board members and consultants) may, at the discretion of the plan administrator, be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

 . the Stock Issuance Program, under which eligible individuals may, in the plan administrator's discretion, be issued shares of common stock directly, upon the attainment of designated performance milestones or upon the completion of a specified service requirement or as a bonus for past services;

 . the Salary Investment Option Grant Program, which may, at the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

 . the Automatic Option Grant Program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

 . the Director Fee Option Grant Program, which may, in the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

  The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the compensation committee. The compensation committee as plan administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. However, the board acting by disinterested majority will have the exclusive authority to make any discretionary option grants or stock issuances to members of the compensation committee. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee board members. All grants under those latter three programs will be made in strict compliance with the express provisions of each program.

  The exercise price for the shares of common stock subject to option grants made under the 1999 Stock Incentive Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  The plan administrator will have the authority to effect the cancellation of outstanding options under the Discretionary

Option Grant Program (including options incorporated from the 1995 Stock Option/Stock Issuance Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program. These rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from Portal equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the incorporated options from the 1995 Stock Option/Stock Issuance Plan contain any stock appreciation rights.

  In the event that Portal is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent Portal's repurchase rights with respect to those shares are to be assigned to the successor corporation. The plan administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will vest and become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with Portal or the acquiring entity is involuntarily terminated within a designated period (not to exceed eighteen months) following that acquisition. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions.

  The plan administrator is also authorized to grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in ownership or control of Portal (whether by successful tender offer for more than fifty percent of the outstanding voting stock or by a change in the majority of the board through one or more contested elections for board membership). Such accelerated vesting may occur either at the time of such change or upon the subsequent termination of the individual's service within a designated period (not to exceed eighteen months) following the change.

  The options to be incorporated from the 1995 Stock Option/Stock Issuance Plan will immediately vest upon an acquisition of Portal by merger or asset sale, unless Portal's repurchase rights with respect to the unvested shares subject to those options are assigned to the successor entity. There are no other change in control provisions currently in effect for those options. However, the plan administrator will have the discretion to extend the acceleration provisions of the 1999 Stock Incentive Plan to any or all of the options outstanding under the 1995 Stock Option/Stock Issuance Plan.

  In the event the plan administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of Portal selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who timely files this election will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

  Under the Automatic Option Grant Program, each non-employee board member who is to continue to serve as a non-employee board member after the annual meeting will automatically be granted an option to purchase 6,000 shares of common stock, provided the individual has served on the board for at least six months prior to the annual meeting.

  Each automatic grant will have a term of ten (10) years, subject to earlier termination following the optionee's cessation of board service. Each automatic grant shall vest immediately in full upon the date of grant.

  If the Director Fee Option Grant Program is activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will vest and become exercisable for the option shares in a series of twelve equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable and vested for all the option shares upon (i) certain changes in the ownership or control of Portal or (ii) the death or disability of the optionee while serving as a board member.

  The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of Portal by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of Portal's outstanding voting stock or a change in the majority of the board effected through one or more contested elections for board membership.

  Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of Portal as part of their option grants under the Discretionary Option Grant Program. Options with this limited stock appreciation right may be surrendered to Portal upon the successful completion of a hostile tender offer for more than 50% of Portal's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from Portal in an amount per surrendered option share equal to the excess of (i) the highest price per share of common stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

  The board may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required stockholder approval. The 1999 Stock Incentive Plan
will terminate on the earliest of (i)           , 2009, (ii) the date on which
all shares available for issuance under the 1999 Stock Incentive Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of Portal.

  1999 Employee Stock Purchase Plan. Portal's 1999 Employee Stock 1999 Employee Stock Purchase Plan was adopted by the board in February 1999 and is expected to be approved by the stockholders in March 1999 and will become effective immediately upon the execution of the Underwriting Agreement for this offering. The 1999 Employee Stock Purchase Plan is designed to allow eligible employees of Portal and participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through periodic payroll deductions under the 1999 Employee Stock Purchase Plan.

  600,000 shares of common stock will initially be reserved for issuance under the 1999 Employee Stock Purchase Plan. The reserve will automatically increase on the first trading in February each year, beginning with the fiscal year ending January 31, 2001, by an amount equal to two percent (2%) of the total number of outstanding shares of Portal common stock on the last trading day in January in the immediately preceding fiscal year, but in no event will any such annual increase exceed 750,000 shares.

  The 1999 Employee Stock Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the execution date of the underwriting agreement for the offering and will end on the last business day in July 2001. The next offering period will commence on the first business day in August 2001, and subsequent offering periods will commence as designated by the plan administrator.

  Individuals who are eligible employees (scheduled to work more than 20 hours per week for more than five calendar months per year) on the start date of any offering period may enter the 1999 Employee Stock Purchase Plan on that start date or on any subsequent semi-annual entry date (the first business day of February or August each year). Individuals who become eligible employees after the start date of the offering period may join the 1999 Employee Stock Purchase Plan on any subsequent semi-annual entry date within that offering period.

  Payroll deductions may not exceed 10% of the participant's cash earnings, and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on each semi-annual purchase date (the last business day in January and July each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the common stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 7,500 shares on any semi-annual purchase date nor may all participants in the aggregate purchase more than 7,500 shares on any semi-annual purchase date.

  If the fair market value per share of Portal common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

  Should Portal be acquired by merger, sale of substantially all its assets or sale of securities possessing more than fifty percent of the total combined voting power of Portal's outstanding securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of common stock on the participant's entry date into the offering period in which an acquisition occurs or (ii) the fair market value per share of common stock immediately prior to the acquisition.

  The 1999 Employee Stock Purchase Plan will terminate on the earlier of (i) the last business day of July 2009, (ii) the date on which all shares available for issuance under the 1999 Employee Stock Purchase Plan shall have been sold pursuant to purchase rights exercised thereunder or (iii) the date on which all purchase rights are exercised in connection with an acquisition of Portal by merger or asset sale.

  The board may at any time alter, suspend or discontinue the 1999 Employee Stock Purchase Plan. However, certain amendments may require stockholder approval.

                             Employment Contracts,
                      Termination of Employment Agreements
                       and Change in Control Arrangements

  Portal does not currently have any employment agreements or severance programs in effect for any of the Named

Executive Officers. Portal provides incentives such as salary, cash bonuses and option grants (which typically vest over a four-year period) to attract and retain qualified executives and other members of senior management.

  Pursuant to a letter agreement with Portal dated as of December 24, 1998, in the event that the employment of Mr. Acosta, Portal's Chief Financial Officer, Vice President, Finance and Secretary, is terminated by Portal or its successor for any reason other than for cause, Mr. Acosta will receive one year of severance pay based on his base salary for that year. In addition, if Mr. Acosta is terminated, or his role is materially diminished, within 18 months of a change in control or acquisition of Portal, all of his unvested options will vest in full.

  In connection with an acquisition of Portal by merger or asset sale, Portal's repurchase right with respect to the shares of common stock acquired by Mr. Spalding (pursuant to an incentive stock issuance) and Mr. Mosher (pursuant to the exercise of stock options) issued under the 1995 Stock Option/Stock Issuance Plan will automatically lapse and the shares will vest in full, unless the repurchase right is assigned to the successor entity. In addition, Mr. Sommer, Portal's Vice President, Marketing and Business Development, will vest in the lesser of (i) twenty-five percent (25%) of the purchased shares or (ii) fifty percent (50%) of his unvested shares upon a merger or asset sale. In addition, the compensation committee as plan administrator of the 1999 Stock Incentive Plan will have the authority to grant options and to structure repurchase rights under that plan so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of Portal (whether by merger, asset sale, successful tender offer for more than fifty percent (50%) of the outstanding voting stock or by a change in the majority of the board by reason of one or more contested elections for board membership), with this vesting to occur either at the time of this change in control or upon the subsequent involuntary termination of the individual's service within a designated period (not to exceed 18 months) following a change in control.

Limitation of Liability and Indemnification

  Portal's certificate of incorporation eliminates to the maximum extent allowed by the Delaware General Corporation Law, subject to certain exceptions, directors' personal liability to Portal or its stockholders for monetary damages for breaches of fiduciary duties. The certificate of incorporation does not, however, eliminate or limit the personal liability of a director for the following:

 .  any breach of the director's duty of loyalty to Portal or its stockholders;

 . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

 . any transaction from which the director derived an improper personal benefit.

  Portal's bylaws provide that Portal shall indemnify its directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, Portal has entered into an indemnification agreement with each of its directors and officers. The indemnification agreements contain provisions that require Portal, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of Portal or other entities to which they provide service at the request of Portal and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. Portal believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. Prior to the consummation of the offering, Portal will obtain an insurance policy covering directors and officers for claims they may otherwise be required to pay or for which Portal is required to indemnify them, subject to certain exclusions.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Portal where indemnification will be required or permitted, and Portal is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

Sales of Preferred Stock

  Since March 1996, Portal has raised capital primarily through the sale of its preferred stock. In March 1996, Portal sold an aggregate of 4,514,965 shares of Series A Preferred Stock at a price of $0.50 per share (after giving effect to a 5-for-1 stock split effected by Portal in June 1996) to entities affiliated with Accel Partners. In January 1997, upon the exercise of Series A Preferred Stock Warrants, Portal issued 1,025,000 shares of Series A Preferred Stock for an aggregate consideration of $512,500 to entities affiliated with Accel Partners. In January, May and August 1998, Portal sold an aggregate of 3,411,999 shares of Series B Preferred Stock at a price of $4.50 per share. The following table summarizes the shares of preferred stock purchased by Portal's executive officers, directors and 5% percent stockholders and persons associated with them since March 1996.

                                                                   Total Shares
                                               Series A  Series B   on an As-
                                               Preferred Preferred  Converted
Investor                                         Stock     Stock     Basis(1)
--------                                       --------- --------- ------------
Entities affiliated with Accel Partners(2).... 5,539,965 1,000,000  6,539,965
David C. Peterschmidt.........................       --     22,222     22,222
Edward J. Zander..............................       --     22,222     22,222
William T. Coleman III........................       --     22,222     22,222

--------
(1) Reflects a one-to-one conversion to common stock ratio for each share of Series A and Series B Preferred Stock.

(2) Represents shares held by Accel Internet/Strategic Technology Fund LP, Accel Investors '96 LP, Accel Keiretsu V LP, Accel V LP and Ellmore C. Patterson Partners. Mr. Arthur C. Patterson, a director of Portal, is a general partner of Accel Partners.

  Holders of shares of preferred stock are entitled to certain registration rights with respect to the common stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights".

Other Related Party Transactions

  Portal has also granted options and issued common stock to certain of its executive officers and directors. See "Management--Director Compensation", and "Principal Stockholders".

  Portal has entered into an Indemnification Agreement with each of its executive officers and directors containing provisions that may require it, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation on Liability and Indemnification Matters".

  Portal believes that all of the transactions set forth above were made on terms no less favorable to Portal than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between Portal and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to Portal than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to Portal with respect to the beneficial ownership of its common stock as of January 31, 1999 by (i) each stockholder known by Portal to own beneficially more than 5% of common stock,
(ii) each director of Portal, (iii) each of the Named Executive Officers and
(iv) all current directors and executive officers of Portal as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. As of January 31, 1999, there were 22,611,910 shares of common stock outstanding.

                                                    Percentage of Shares
                                                    Beneficially Owned(2)
                                   Number of Shares ------------------------
Name and Address of Beneficial       Beneficially    Prior to     After the
Owner(1)                               Owned(2)      Offering      Offering
------------------------------     ---------------- ----------    ----------
Entities affiliated with Accel
 Partners(3)
 One Palmer Square
 Princeton, NJ 08542..............     7,046,252            31.2%
John E. Little....................     6,327,860            28.0
David S. Labuda(4)................     2,167,752             9.6
Steven R. Sommer(5)...............       359,932             1.6
Kevin P. Mosher(6)................       225,000             1.0
Arthur C. Patterson(3)............     7,046,252            31.2
Edward J. Zander(7)...............       100,000               *
David C. Peterschmidt(8)..........        72,222               *
William T. Coleman III(9).........        72,222               *
Richard C. Spalding(10)...........       502,812             2.2
Dong Joo (Karen) Ha(11)...........       300,000             1.3
All directors and executive
 officers as a group
 (ten (10) persons)(12)...........    16,771,240            72.9%

--------
  * Less than 1%.
 (1) Except as otherwise noted, the address of each person listed on the table is c/o Portal Software, Inc., 20883 Stevens Creek Boulevard, Cupertino, California 95014.
 (2) Assumes no exercise of the underwriters' over-allotment option. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within sixty (60) days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding these options for the purpose of computing the number of shares beneficially owned and the percentage of this person or entity holding these securities but are not outstanding for the purpose of computing the percentage of any other person or entity.
 (3) Represents 760,994 shares held by Accel Internet/Strategic Technology Fund LP, 338,222 shares held by Accel Investors '96 LP, 112,741 shares held by Accel Keiretsu V LP, 5,679,277 shares held by Accel V LP, and
     155,018 shares held by Ellmore C. Patterson Partners (collectively the "Accel Partnerships"). Mr. Patterson is a managing member of Accel Partners, the General Partner of each of the Accel Partnerships, and a director of Portal. However, Mr. Patterson disclaims beneficial ownership of all these shares, except to the extent of his pecuniary interest in the Accel Partnerships.
 (4) Includes 1,544,290 shares held in trust by Mr. Labuda as trustee of the David S. Labuda Separate Property Trust U/D/T dated December 30, 1998. Also includes 500,000 shares held in trust by Mr. Labuda and Cindy A. Labuda, Mr. Labuda's wife, as trustees of the Labuda Community Trust U/D/T dated December 30, 1998. Also includes 73,462 shares of common stock held by Cindy A. Labuda, trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated December 30, 1998 and 50,000 shares held in the name of the Kira Anne Labuda Trust dated 12/31/97. Mr. Labuda disclaims beneficial ownership of all of these 123,462 shares.
 (5) Includes 25,000 shares held in trust for Allison Sommer, 25,000 shares held in trust for Julia Sommer and 25,000 shares held in trust for Rachel Sommer. Mr. Sommer disclaims beneficial ownership of all of these 75,000 shares. Includes 224,958 shares of common stock subject to Portal's right of repurchase. This repurchase right lapses with respect to 7,499 shares per month.
 (6) Includes 121,870 shares of common stock subject to Portal's right of repurchase. This repurchase right lapses with respect to 4,688 shares per month.

 (7) Includes 50,233 shares of common stock subject to Portal's right of repurchase. This repurchase right lapses with respect to 1,620 shares per month.
 (8) Includes 50,000 shares of common stock which are subject to Portal's right of repurchase. Such repurchase right lapses as to 12,500 shares on April 16, 1999 and as to 1,042 shares per month from April 17, 1999 through April 16, 2002.
 (9) Includes 50,000 shares of common stock which are subject to Portal's right of repurchase. Such repurchase right lapses as to 12,500 shares on April 16, 1999 and as to 1,042 shares per month from April 17, 1999 through April 16, 2002.
(10) Includes 261,881 shares of common stock subject to Portal's right of repurchase. This repurchase right lapses with respect to 10,475 shares per month. Also includes 80,000 shares held by Francis A. Martin, III, trustee, for the benefit of Charles T. Spalding, 80,000 shares held by Francis A. Martin, III, trustee, for the benefit of Patrick M. Spalding and 80,000 shares held by Francis A. Martin, III, trustee, for the benefit of Consuelo Tobin and Martin Spalding. Mr. Spalding disclaims beneficial ownership of these 240,000 shares.
(11) Includes 180,000 shares held by Young Soo Ha and Dong Joo (Karen) Ha, trustees of the Ha Family 1997 Trust, dated December 22, 1997. Also includes 20,000 shares held by Linda Chang, trustee of the Perry Joo-Hyup Ha 1997 Trust, dated December 22, 1997. Also includes 66,667 shares of common stock issuable upon exercise of immediately exercisable options.
(12) Includes 400,000 shares of common stock issuable upon exercise of immediately exercisable options, and 497,061 shares of common stock subject to Portal's right of repurchase. This repurchase right lapses with respect to 13,807 shares per month.

                          DESCRIPTION OF CAPITAL STOCK

  At the closing of this offering, the authorized capital stock of Portal will consist of 200,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value, after giving effect to the amendment of Portal's certificate of incorporation to delete references to the preferred stock following conversion of the stock. The following description of capital stock gives effect to the certificate of incorporation to be filed upon closing of this offering. Immediately following the completion of this offering, and assuming no exercise of the underwriters' over-allotment option,
an aggregate of        shares of common stock will be issued and outstanding,
and no shares of preferred stock will be issued and outstanding.

  The following description of Portal's capital stock does not purport to be complete and is subject to and qualified in its entirety by Portal's certificate of incorporation and bylaws and by the provisions of the applicable Delaware law.

                                  Common Stock

  The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends. See "Dividend Policy". In the event of liquidation, dissolution or winding up of Portal, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

                                Preferred Stock

  Portal's board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock of Portal with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching Portal's board of directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of Portal. Portal has no present plans to issue any shares of or designate any series of preferred stock.

                                    Warrants

  At January 31, 1999, there were warrants outstanding to purchase a total of 194,566 shares of Common Stock on an as-converted basis. Warrants to purchase 4,167 shares of common stock at $0.05 per share will expire in January 2003. Warrants to purchase 113,700 shares of Series A Preferred Stock at $0.50 per share will expire in April 1999. Warrants to purchase 76,699 shares of Series B Preferred Stock at $4.50 per share will expire in September 2003.

                              Registration Rights

  Pursuant to the Amended and Restated Investor Rights Agreement dated as of January 29, 1998, as amended on March 3, 1998 and April 17, 1998, among Portal and certain holders of its securities, the holders of approximately 10,057,316 shares of common stock, or Registrable Securities, after this offering will be entitled to certain rights with respect to the registration of the Registrable Securities under the Securities Act. Under the Investor Rights Agreement, if Portal proposes to register any of its securities under the Securities Act, either for its own account or the account of other stockholders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities in the registration. In addition, if at any time beginning three months after the date of this prospectus, Portal receives a request from certain holders of at least 20% of the Registrable Securities, Portal is obligated to cause these shares to be registered under the Securities Act (provided that the offering size would exceed $10,000,000). Certain holders of Registrable Securities have the right to cause three demand registrations. Further, holders of Registrable Securities may require Portal to register all or a portion of their Registrable Securities on Form S-2 or Form S-3 under the Securities Act (provided that the offering size would exceed $1,000,000), when these forms become available for use by Portal, and subject to certain other conditions and limitations. The holders' rights with respect to all these registrations are subject to certain conditions, including the right of the underwriters of any of these offerings to limit the number of shares included in any of these registrations. Portal has agreed to pay all expenses related to certain of these registrations, except for underwriting discounts and commissions, to effect the registration and sale of the Registrable Securities.

Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

  Portal's certificate of incorporation authorizes the board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board at the time of issuance. See "--Preferred Stock". The certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, the certificate of incorporation and bylaws do not permit stockholders of Portal to call a special meeting of stockholders. Only Portal's Chief Executive Officer, President, Chairman of the Board or a majority of the board are permitted to call a special meeting of stockholders. The certificate of incorporation also provides that the board is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. The bylaws also require that stockholders give advance notice to Portal's Secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting, and that the Chairman has the authority to adjourn any such meeting. The bylaws also require a supermajority vote of stockholders or a majority vote of the board of directors to amend the bylaws. These provisions of the restated certificate of incorporation and the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Portal. These provisions also may have the effect of preventing changes in the management of Portal. See "Risk Factors--Control by existing stockholders; effects of certain anti-takeover provisions".

  Portal is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

    (i) prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

      (x) by persons who are directors and also officers; and

      (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    (iii) on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines "business combination" to include the following:

 . any merger or consolidation involving the corporation and the interested stockholder;

 . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

 . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

 . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

 . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  In general, section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

                         Transfer Agent and Registrar

  The Transfer Agent and Registrar for the common stock is EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has not been any public market for the common stock. Future sales of substantial amounts of common stock (including shares issued upon exercise of outstanding options or warrants) in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of a substantial amount of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of Portal to raise equity capital in the future.

  Upon completion of this offering, Portal will have             shares of
common stock outstanding assuming the issuance of      shares of common stock
offered, no exercise of the underwriters' over-allotment option and no exercise of options after January 31, 1999. Of the total outstanding shares of common
stock, the             shares sold in this offering will be freely tradable
without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of Portal, as that term is defined in Rule 144 under the Securities Act, may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with the limitations of Rule 144 as described below.

  The remaining 22,611,910 shares of common stock are "Restricted Securities" as that term is defined in Rule 144. The restricted shares will be available for sale in the public market following the expiration of the one hundred eighty (180) day lock-up agreement further described below. In addition, the holders of warrants for 194,566 shares of common stock can exercise these warrants at any time, but these shares cannot be sold until the expiration of the 180 day lockup period following the date of this prospectus. Beginning six months after the date of this prospectus the holders of 22,611,910 restricted shares and the holders of warrants for 194,566 shares of common stock are entitled to certain rights with respect to registration of these shares for sale in the public market. If these holders sell in the public market these sales would have a material adverse effect on the market price of the common stock

  All of the officers and directors and certain stockholders and optionholders of Portal have entered into lock-up agreements generally providing that they will not offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock owned by them, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Goldman, Sachs & Co. subject to certain limited exceptions. Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Goldman, Sachs & Co. currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether to release shares from the lock-up agreements, Goldman, Sachs & Co. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Following the expiration of the 180-day lock-up period, all 22,611,910 shares of common stock will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.

  In general, under Rule 144 as currently in effect, an affiliate of Portal or a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, (including the holding period of any prior owner other than a person who may be deemed an Affiliate of Portal) is entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then-outstanding shares of common stock
(approximately         shares after giving effect to this offering) and the
average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 notice with respect to this sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about Portal. Under Rule 144(k), a person who is not an Affiliate of Portal at any time during the ninety days preceding a sale, and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than a person who may be deemed an Affiliate of Portal), would be entitled to sell these shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of these shares.

  Portal intends to file, after consummation of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under its 1999 Stock Incentive Plan and its 1999 Employee Stock Purchase Plan. See "Management-Benefit Plans". Shares registered under such registration statement would be available for sale in the open markets in the future unless these shares are subject to vesting restrictions with Portal or the contractual restrictions described above.

                               Lock-up Agreements

  Holders of substantially all shares of common stock have agreed that they will not, without the prior written consent of Goldman, Sachs & Co. offer, sell, contract to sell or otherwise dispose of any shares of common stock beneficially owned by them or any shares issuable upon exercise of stock options for a period of 180 days from the effective date of this offering. See "Underwriting".

                                 LEGAL MATTERS

  The validity of the common stock offered will be passed upon for Portal by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Members of the firm Brobeck, Phleger & Harrison LLP beneficially own an aggregate of 4,000 shares of Portal's common stock. Certain legal matters in connection with the offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.
                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited Portal's consolidated financial statements at January 31, 1998 and 1999 and for each of the three years in the period ended January 31, 1999, as set forth in their report, which is included in this prospectus. Portal's consolidated financial statements are included in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION
  We have filed with the SEC, Washington, D.C. 20549, under the Securities Act, as amended, a registration statement on Form S-1 relating to the common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to Portal and the shares we are offering pursuant to this prospectus you should refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement or any other document. You may inspect a copy of the registration statement without charge at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The SEC maintains an Internet site that contains reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The SEC's world wide Web address is www.sec.gov.

  Portal intends to furnish holders of its common stock with annual reports containing, among other information, audited consolidated financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. Portal intends to furnish these other reports as it may determine or as may be required by law.

                             PORTAL SOFTWARE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors.......................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Stockholders' Equity (Net Capital Deficiency)... F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Portal Software, Inc.

  We have audited the accompanying consolidated balance sheets of Portal Software, Inc. as of January 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (net capital deficiency), and cash flows for the three years in the period ended January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Portal Software, Inc. at January 31, 1998 and 1999 and the consolidated results of its operations and its cash flows for the three years in the period ended January 31, 1999 in conformity with generally accepted accounting principles.

                                                  Ernst & Young LLP

Palo Alto, California
February 24, 1999

                             PORTAL SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                 Pro Forma
                                                               Stockholders'
                                                                Equity (Net
                                           January 31,      Capital Deficiency)
                                        ------------------    at January 31,
                                          1998      1999           1999
                                        --------  --------  -------------------
                                                                (unaudited)
Assets
Current assets:
 Cash and cash equivalents............. $ 14,646  $ 11,809
 Accounts receivable, net of allowance
  for doubtful accounts of $50 and $940
  at January 31, 1998 and 1999.........    5,697    14,474
 Other current assets..................      100     1,440
                                        --------  --------
  Total current assets.................   20,443    27,723
Property and equipment, net............    2,537     4,417
Other assets...........................      145       204
                                        --------  --------
                                        $ 23,125  $ 32,344
                                        ========  ========
Liabilities and Stockholders' Equity
 (Net Capital Deficiency)
Current liabilities:
 Accounts payable...................... $  1,542  $  2,567
 Accrued compensation..................      903     1,147
 Other accrued liabilities.............    1,076     5,214
 Current portion of long-term debt.....    1,500     4,122
 Current portion of capital lease
  obligations..........................      --        479
 Deferred revenue......................    8,841    23,344
                                        --------  --------
  Total current liabilities............   13,862    36,873
Long-term debt.........................    1,500       --
Long-term portion of capital lease
 obligations...........................      --      2,022
Commitments
Stockholders' equity (net capital
 deficiency):
 Convertible preferred stock, no par
  value, issuable in series: 20,000
  shares authorized at January 31, 1998
  and 1999 (5,000 pro forma); 9,437 and
  9,551 shares issued and outstanding
  at January 31, 1998 and 1999 (none
  pro forma); aggregate liquidation
  preference of $18,423 at January 31,
  1999 (none pro forma)................   18,117    18,482            --
 Common stock, no par value, 35,000
  shares authorized (200,000 pro
  forma); 13,582 and 14,198 shares
  issued and 12,724 and 13,061 shares
  outstanding at January 31, 1998 and
  1999 (22,612 pro forma)..............      177       927         19,409
 Additional paid-in capital............      --     14,136         14,136
 Notes receivable from stockholders....      --       (318)          (318)
 Deferred stock compensation...........      --    (12,176)       (12,176)
 Accumulated deficit...................  (10,531)  (27,602)       (27,602)
                                        --------  --------       --------
  Total stockholders' equity (net
   capital deficiency).................    7,763    (6,551)      $ (6,551)
                                        --------  --------       ========
                                        $ 23,125  $ 32,344
                                        ========  ========

                            See accompanying notes.

                             PORTAL SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                    Year ended January 31,
                                                   --------------------------
                                                    1997     1998      1999
                                                   -------  -------  --------
Revenues:
 License fees..................................... $ 3,944  $ 6,892  $ 13,536
 Services.........................................   1,101    2,524    13,133
                                                   -------  -------  --------
  Total revenues..................................   5,045    9,416    26,669
                                                   -------  -------  --------
Costs and expenses:
 Cost of license fees.............................      62      970       458
 Cost of services.................................     518    2,152     9,425
 Research and development.........................   2,527    5,628    11,252
 Sales and marketing..............................   2,371    5,436    14,112
 General and administrative.......................   1,821    2,616     6,253
 Amortization of deferred stock compensation......     --       --      1,960
                                                   -------  -------  --------
  Total costs and expenses........................   7,299   16,802    43,460
                                                   -------  -------  --------
Loss from operations..............................  (2,254)  (7,386)  (16,791)
Interest and other income, net....................      20       39       540
Gain on sale of investment........................     --       --        311
Interest expense..................................     (40)    (240)     (416)
                                                   -------  -------  --------
Loss before income taxes..........................  (2,274)  (7,587)  (16,356)
Provision for income taxes........................     --       --       (715)
                                                   -------  -------  --------
Net loss.......................................... $(2,274) $(7,587) $(17,071)
                                                   =======  =======  ========
Basic and diluted net loss per share.............. $ (0.57) $ (1.07) $  (1.75)
                                                   =======  =======  ========
Shares used in computing basic and diluted net
 loss per share...................................   3,972    7,092     9,754
                                                   =======  =======  ========
Pro forma basic and diluted net loss per share
 (unaudited)......................................                   $  (0.89)
                                                                     ========
Shares used in computing pro forma basic and
 diluted net loss per share (unaudited)...........                     19,272
                                                                     ========

                            See accompanying notes.

                             PORTAL SOFTWARE, INC.

   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                     (in thousands, except share amounts)

                                                                                                               Total
                          Convertible                                    Note                              Stockholders'
                        Preferred Stock    Common Stock    Additional Receivable    Deferred                  Equity
                       ----------------- -----------------  Paid-In      From        Stock     Accumulated (Net Capital
                        Shares   Amount    Shares   Amount  Capital   Stockholder Compensation   Deficit    Deficiency)
                       --------- ------- ---------- ------ ---------- ----------- ------------ ----------- -------------
Balances at January
31, 1996.............        --  $   --   8,774,035  $ 19   $   --       $ --       $    --       $ (670)     $  (651)
Issuance of Series A
preferred stock for
cash and note
receivable...........  3,840,000   1,920        --    --        --         (20)          --          --         1,900
Conversion of
convertible
promissory notes and
accrued interest into
Series A preferred
stock................  1,205,530     603        --    --        --         --            --          --           603
Issuance of Series A
preferred stock upon
exercise of
warrants.............  1,025,000     512        --    --        --         --            --          --           512
Issuance of common
stock upon exercise
of stock options.....        --      --      75,500     4       --         --            --          --             4
Issuance of common
stock for cash, net
of repurchases.......        --      --     538,837    17       --         --            --          --            17
Issuance of common
stock upon exercise
of warrants..........        --      --     500,000     1       --         --            --          --             1
Net loss.............        --      --         --    --        --         --            --       (2,274)      (2,274)
                       --------- ------- ----------  ----   -------      -----      --------    --------      -------
Balances at January
31, 1997.............  6,070,530   3,035  9,888,372    41       --         (20)          --       (2,944)         112
Payment received on
notes receivable.....        --      --         --    --        --          20           --          --            20
Issuance of Series A
preferred stock upon
exercise of
warrants.............     33,350      17        --    --        --         --            --          --            17
Issuance of Series B
preferred stock net
of issuance costs of
$39..................  3,333,333  14,961        --    --        --         --            --          --        14,961
Issuance of common
stock upon exercise
of options, net of
repurchases..........        --      --   2,835,533   136       --         --            --          --           136
Issuance of Series B
preferred stock
warrants in
connection with long-
term debt............        --      104        --    --        --         --            --          --           104
Net loss.............        --      --         --    --        --         --            --       (7,587)      (7,587)
                       --------- ------- ----------  ----   -------      -----      --------    --------      -------
Balances at January
31, 1998.............  9,437,213  18,117 12,723,905   177       --         --            --      (10,531)       7,763
Issuance of Series A
preferred stock upon
exercise of
warrants.............     34,850      17        --    --        --         --            --          --            17
Issuance of Series B
preferred stock......     78,666     348        --    --        --         --            --          --           348
Issuance of common
stock upon exercise
of stock options, net
of repurchases.......        --      --     330,989   749       --        (318)          --          --           431
Issuance of common
stock upon exercise
of warrants..........        --      --       6,287     1       --         --            --          --             1
Deferred stock
compensation.........        --      --         --    --     14,136        --        (14,136)        --           --
Amortization of
deferred stock
compensation.........        --      --         --    --        --         --          1,960         --         1,960
Net loss.............        --      --         --    --        --         --            --      (17,071)     (17,071)
                       --------- ------- ----------  ----   -------      -----      --------    --------      -------
Balances at January
31, 1999.............  9,550,729 $18,482 13,061,181  $927   $14,136      $(318)     $(12,176)   $(27,602)     $(6,551)
                       ========= ======= ==========  ====   =======      =====      ========    ========      =======

                            See accompanying notes.

                             PORTAL SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                     Year ended January 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
OPERATING ACTIVITIES:
 Net loss.......................................... $(2,274) $(7,587) $(17,071)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
 Depreciation and amortization.....................     236      525       940
 Amortization of deferred stock compensation.......     --       --      1,960
 Issuance of preferred stock upon conversion of
  interest payable.................................      56      --        --
 Changes in operating assets and liabilities:
  Accounts receivable, net.........................    (682)  (4,966)   (8,777)
  Other current assets.............................     (35)     (52)   (1,340)
  Other assets.....................................     (10)     (39)      (59)
  Accounts payable.................................     193    1,222     1,025
  Accrued compensation.............................      (1)     569       244
  Other accrued liabilities........................     724      232     4,138
  Deferred revenue.................................   1,420    7,421    15,625
                                                    -------  -------  --------
   Net cash used in operating activities...........    (373)  (2,675)   (3,315)
                                                    -------  -------  --------
INVESTING ACTIVITIES:
 Purchases of property and equipment...............    (943)  (1,855)      --
                                                    -------  -------  --------
FINANCING ACTIVITIES:
 Payment received on stockholder note receivable...     --        20       --
 Repayment of convertible notes....................    (250)     --        --
 Issuance of long-term debt........................     400    3,000       --
 Repayment of long-term debt.......................     (56)    (498)      --
 Principal payments under capital lease
  obligations......................................     --       --       (319)
 Proceeds from issuance of common stock, net of
  repurchases......................................      22      136       432
 Proceeds from issuance of preferred stock.........   2,412   14,978       365
                                                    -------  -------  --------
   Net cash from financing activities..............   2,528   17,636       478
                                                    -------  -------  --------
Net increase (decrease) in cash and cash
 equivalents.......................................   1,212   13,106    (2,837)
Cash and cash equivalents at beginning of year.....     328    1,540    14,646
                                                    -------  -------  --------
Cash and cash equivalents at end of year........... $ 1,540  $14,646    11,809
                                                    =======  =======  ========
Supplemental disclosures of cash flow information:
 Cash paid during the year for interest............ $    40  $    43       361
                                                    =======  =======  ========
Supplemental disclosures of noncash financing
 activity:
 Conversion of principal portion of convertible
  notes into shares of Series A preferred stock.... $   547  $   --   $    --
                                                    =======  =======  ========
Issuance of Series A preferred stock for
 stockholder note receivable....................... $    20  $   --   $    --
                                                    =======  =======  ========
Issuance of Series B preferred stock warrants in
 connection with long-term debt.................... $   --   $   104  $    --
                                                    =======  =======  ========
Issuance of debt upon conversion of customer
 deposit included in deferred revenue.............. $   --   $   --   $  1,122
                                                    =======  =======  ========
Equipment acquired under capital lease
 obligations....................................... $   --   $   --   $  2,820
                                                    =======  =======  ========
Deferred stock compensation related to options
 granted........................................... $   --   $   --   $ 14,136
                                                    =======  =======  ========
Issuance of common stock for stockholder notes
 receivable........................................ $   --   $   --   $    318
                                                    =======  =======  ========

                            See accompanying notes.

                             PORTAL SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                January 31, 1999

(1) Significant Accounting Policies:

 Nature of Business and Basis of Presentation

  Portal Software, Inc. or Portal, formerly Portal Information Network, Inc., a California corporation, was incorporated in 1994. Portal markets and supports real-time customer management and billing software, or CM&B software, for providers of Internet-based services. Portal's software is a comprehensive solution that is designed to meet the complex, mission-critical provisioning, accounting, reporting and marketing needs of providers of Internet-based services. Portal markets its products worldwide through a combination of a direct sales force and distribution partners. Substantially all of Portal's license revenues are derived from sales of its Infranet product.

  Portal has incurred operating losses to date and, at January 31, 1999, had an accumulated deficit of $27.6 million and a working capital deficit of $9.2 million. Portal's activities have been primarily financed through private placements of equity securities. Portal may need to raise additional capital through the issuance of debt or equity securities. Such financing may not be available on terms satisfactory to Portal, if at all.

 Principles of Consolidation

  The consolidated financial statements include the accounts of Portal and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Revenue Recognition

  License revenues are comprised of perpetual or multiyear license fees which are primarily derived from contracts with corporate customers and resellers. Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant Portal obligations with regard to implementation remain, the fee is fixed or determinable and collectibility is probable. For electronic delivery, the software is considered to have been delivered when Portal has provided the customer with the access codes that allow for immediate possession of the software. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected. Revenue on arrangements with customers who are not the ultimate users (primarily resellers) is not recognized until the product is delivered to the end user.

  Services revenues are primarily comprised of revenue from systems integration or other consulting fees, maintenance agreements and training. Arrangements that include software services are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When software services are considered essential, revenue under the arrangement is recognized using contract accounting. When software services are not considered essential, the revenue allocable to the software services is recognized as the services are performed. Portal generally considers software services essential, unless the software is paid for before the services commence and the services are limited to training or minimal installation. Maintenance agreements provide technical support and include the right to unspecified upgrades on an if-and-when-available basis. Maintenance revenue is deferred and recognized on a straight-line basis as services revenue over the life of the related agreement, which is typically one year. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

                             PORTAL SOFTWARE, INC.

(1) Significant Accounting Policies (continued)

 Revenue Recognition (continued)

  Portal adopted Statement of Position 97-2, Software Revenue Recognition, or SOP 97-2, and Statement of Position 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, or SOP 98-4, as of February 1, 1998. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1, Software Revenue Recognition. The adoption of SOP 97-2 and SOP 98-4 did not have a material impact on Portal's financial results. However, full implementation guidelines for this standard have not yet been issued. Once available, the current revenue accounting practices may need to change and such changes could affect Portal's future revenues and results of operations.

  In December 1998, the American Institute of Certified Public Accountants or AICPA issued Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, or SOP 98-9. SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. Portal has not yet determined the effect of the final adoption of SOP 98-9 on its future revenues and results of operations.

 Research and Development

  Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on Portal's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by Portal between the completion of the working model and the point at which the product is ready for general release have been insignificant. Therefore, through January 31, 1999, Portal has charged all such costs to research and development expense in the period incurred.

 Concentration of Credit Risk

  Portal sells its software and services to customers consisting mainly of North American and European Internet service providers and enhanced service developers. Portal performs ongoing credit evaluations of its customers and does not require collateral. Portal maintains an allowance for potential credit losses and such losses have been within management's expectations. During the years ended January 31, 1998 and 1999, Portal added approximately $50,000 and $1.4 million to its bad debt reserves. Write-offs of uncollectible accounts totaled $0.6 million for the year ended January 31, 1999. There were no bad debt charges or credits during the year ended January 31, 1997.

  Two different customers accounted for 36% and 47% of total revenue during the years ended January 31, 1997 and 1998. No individual customer accounted for greater than 10% of total revenue for the year ended January 31, 1999.

 Segment Information

  In June 1997, the Financial Accounting Standards Board or FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," or FAS 131, effective for financial statements for periods beginning after December 15,

                             PORTAL SOFTWARE, INC.

(1) Significant Accounting Policies (continued)

 Segment Information (continued)

1997. FAS 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to stockholders. Portal adopted FAS 131 effective February 1, 1998. Portal operates solely in one segment, the development and marketing of CM&B software, and therefore Portal is not impacted by the adoption of FAS 131. Portal's foreign offices consist of sales, marketing and support activities through its foreign subsidiaries and an overseas reseller network. Operating losses generated by the foreign operations of Portal and their corresponding identifiable assets were not material in any period presented.

  Portal's export revenue represented 13%, 15% and 27% of total revenues in the years ending January 31, 1997, 1998 and 1999. All of the export sales to date have been denominated in U.S. dollars and were derived from sales to Europe and Asia-Pacific. Total export revenues for these years were $0.4 million, $1.1 million and $4.4 million to customers in Europe and $0.3 million, $0.4 million and $2.7 million to customers in the Asia-Pacific region.

 Fair Value of Financial Instruments

  The fair value of notes receivable is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying value of the notes receivable approximated its fair value.

  The fair value of short-term and long-term capital lease obligations is estimated based on current interest rates available to Portal for debt instruments with similar terms, degrees of risk, and remaining maturities. The carrying values of these obligations approximate their respective fair values.

 Cash and Cash Equivalents

  Portal considers all highly liquid, low-risk debt instruments with an original maturity at the date of purchase of three months or less to be cash equivalents. The carrying amount for cash and cash equivalents approximates their fair value at January 31, 1998 and 1999. Portal generally invests its cash in money market accounts with major financial institutions.

  Portal classifies, at the date of acquisition, its marketable securities into available-for-sale categories in accordance with the provisions of the FASB's Statement of Financial Accounting Standards No.115, "Accounting for Certain Investments in Debt and Equity Securities". Currently, Portal classifies its securities as available-for-sale, which are reported at fair market value, with the related unrealized gains and losses included in stockholders' equity. Unrealized and realized gains and losses were not material in the periods presented.

 Depreciation and Amortization

  Depreciation on office and computer equipment and furniture is computed using the straight-line method over estimated useful lives of five to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the related lease term or their estimated useful lives, typically four years.

                             PORTAL SOFTWARE, INC.

(1) Significant Accounting Policies (continued)

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

 Net Loss Per Common Share

  Basic net loss per common share and diluted net loss per common share are presented in conformity with the FASB's Statement of Financial Accounting Standards No. 128, "Earnings Per Share", or FAS 128, for all periods presented. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, Portal has not issued or granted shares for nominal consideration.

  In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Pro forma basic and diluted net loss per common share, as presented in the consolidated statements of operations, has been computed for the year ended January 31, 1999 as described above, and also gives effect, under Securities and Exchange Commission guidance, to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

  The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                                      Year ended January 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                     -------  -------  --------
Net loss...........................................  $(2,274) $(7,587) $(17,071)
                                                     =======  =======  ========
Basic and diluted:
 Weighted-average shares of common stock
  outstanding......................................    9,059   11,526    12,936
 Less: Weighted-average shares subject to
  repurchase.......................................   (5,087)  (4,434)   (3,182)
                                                     -------  -------  --------
Weighted-average shares used in computing basic and
 diluted net loss per share........................    3,972    7,092     9,754
                                                     =======  =======  ========
Basic and diluted net loss per share...............  $ (0.57) $ (1.07) $  (1.75)
                                                     =======  =======  ========
Pro forma:
 Net loss..........................................                    $ 17,071
                                                                       ========
 Shares used above.................................                       9,754
 Pro forma adjustment to reflect weighted effect of
  assumed conversion of convertible preferred stock
  (unaudited)......................................                       9,518
                                                                       --------
 Shares used in computing pro forma basic and
  diluted net loss per share (unaudited)...........                      19,272
                                                                       ========
 Pro forma basic and diluted net loss per share
  (unaudited)......................................                    $  (0.89)
                                                                       ========

                             PORTAL SOFTWARE, INC.

(1) Significant Accounting Policies (continued)

 Net Loss Per Common Share (continued)

  Portal has excluded all convertible preferred stock, warrants for convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted loss per common share because all such securities are antidilutive for all periods presented. The total numbers of shares excluded from the calculations of diluted net loss per share was 11,873,000, 12,691,972, and 13,666,926 for the years ended January 31, 1997,
1998 and 1999. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share using the treasury stock method. See Note 6 for further information on these securities.

 Unaudited Pro Forma Stockholders' Equity

  If the offering contemplated by this prospectus is consummated, all of the redeemable convertible preferred stock outstanding will automatically be converted into common stock. Unaudited pro forma stockholders' equity at January 31, 1999, as adjusted for the assumed conversion of convertible preferred stock based on the shares of convertible preferred stock outstanding at January 31, 1999, is disclosed on the consolidated balance sheet.

 Stock-Based Compensation

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", or FAS 123, encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. Portal has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its stock options plans. See the pro forma disclosures of applying FAS 123 included in Note 6.

 Comprehensive Loss

  Portal adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", or FAS 130, at January 31, 1999. Under FAS 130, Portal is required to display comprehensive income and its components as part of the financial statements. Other comprehensive income includes certain changes in equity that are excluded from net income (loss). Specifically, FAS 130 requires unrealized holding gains and losses on available-for-sale securities, to be included in accumulated other comprehensive income. Portal has no material components of other comprehensive loss and, accordingly, the comprehensive loss is the same as net loss for all periods presented.

 Recently Issued Accounting Standards

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", or FAS
133. Portal is required to adopt FAS 133 for the year ending January 31, 2001. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because Portal currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of FAS 133 is expected to have no material impact on Portal's financial condition or results of operations.

                             PORTAL SOFTWARE, INC.

(1) Significant Accounting Policies (continued)

 Recently Issued Accounting Standards (continued)

  In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", or SOP 98-1. SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. Portal is required to implement SOP 98-1 for the year ending January 31, 2000. Adoption of SOP 98-1 is expected to have no material impact on financial condition or results of operations.

  In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities," or SOP 98-5, SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. Portal expects that the adoption of SOP 98-5 will not have a material impact on its financial position or results of operations. Portal will be required to implement SOP 98-5 for the year ending January 31, 2000.

(2) Property and Equipment

Property and equipment is recorded at cost and consists of the following (in thousands):

                                                                   January 31,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
     Office and computer equipment............................... $2,947 $4,970
     Furniture...................................................    576  1,237
     Leasehold improvements......................................    212    348
                                                                  ------ ------
                                                                   3,735  6,555
     Less accumulated depreciation and amortization..............  1,198  2,138
                                                                  ------ ------
     Property and equipment, net................................. $2,537 $4,417
                                                                  ====== ======

  Included in property and equipment at January 31, 1998 and 1999 were assets acquired under capital lease obligations with a cost of approximately $25,000 and $2.8 million. Accumulated depreciation related to the assets acquired under capital lease totaled $3,000 and $0.3 million at January 31, 1998 and January 31, 1999.


(3) Long-Term Debt

  In July 1997, Portal entered into a $3.0 million note payable agreement with a financial institution to finance working capital. The agreement was subsequently amended in February 1999 to change the installment payment dates. The note, bearing an interest rate at 10.75% per annum, is payable in three installments of $1.5 million, $0.5 million, and $1.0 million on February 19, 1999, March 31, 1999, and April 30, 1999. In connection with these notes, Portal issued warrants to the lender to purchase 76,699 shares of Series B preferred stock at an exercise price of $4.50 per share (see Note 6).

(4) Convertible Promissory Notes

  In February through December 1995, Portal issued convertible promissory notes in the aggregate principal amount of $0.8 million to private investors. In April through June 1996, convertible notes in the amount of $0.5 million plus accrued interest of $55,765 were exchanged for

                             PORTAL SOFTWARE, INC.

(4) Convertible Promissory Notes (continued)

1,205,530 shares of Series A preferred stock at a price of $0.50 per share and convertible notes in the amount of $0.3 million plus accrued interest of $16,163 were repaid.

  Warrants to purchase 500,000 shares of common stock at an exercise price of $0.002 per share were issued in connection with the original issuance of the convertible notes in 1995 (see Note 6).

  In December 1998, Portal entered into an agreement with a customer to convert $1.1 million from a deposit into a note payable. The note, bearing an interest rate of 10% per annum, is due on November 30, 1999.
(5) Commitments

 Operating Leases

  Portal leases eight office facilities under noncancelable operating leases that expire at various dates through March 2000. Portal also rents certain property and equipment under operating leases. Rental expense for all operating leases was $386,000, $740,000, and $1,610,000 for fiscal 1997, 1998, and 1999.

  Future minimum lease payments as of January 31, 1999 are as follows (in thousands):

   Year ending January 31,
    2000................................................................ $1,474
    2001................................................................  1,049
    2002................................................................  1,044
    2003................................................................  1,070
    2004................................................................    732
                                                                         ------
   Total minimum lease payments......................................... $5,369
                                                                         ======

 Capital Lease Obligations

  Portal leases certain furniture, computers, and equipment under noncancelable capital leases. Obligations under capital leases represent the present value of future noncancelable rental payments under various lease agreements.

  Future minimum lease payments under capital leases are as follows (in thousands):

   Year ending January 31,
    2000................................................................ $  668
    2001................................................................    856
    2002................................................................    902
    2003................................................................    496
                                                                         ------
   Total minimum payments...............................................  2,922
   Less amount representing interest....................................   (421)
                                                                         ------
   Present value of future payments.....................................  2,501
   Less current portion.................................................   (479)
                                                                         ------
   Long-term portion.................................................... $2,022
                                                                         ======

                             PORTAL SOFTWARE, INC.

(6) Stockholders' Equity

 Convertible Preferred Stock

  A summary of convertible preferred stock is as follows:

                                  January 31, 1998                   January 31, 1999
                         ---------------------------------- ----------------------------------
                                                Liquidation                        Liquidation
                         Authorized Outstanding Preference  Authorized Outstanding Preference
                         ---------- ----------- ----------- ---------- ----------- -----------
Series A................ 6,300,000   6,103,880  $ 3,051,940 6,300,000   6,138,730  $ 3,069,365
Series B................ 3,600,000   3,333,333   14,999,998 3,600,000   3,411,999   15,353,995
                         ---------   ---------  ----------- ---------   ---------  -----------
                         9,900,000   9,437,213  $18,051,938 9,900,000   9,550,729  $18,423,360
                         =========   =========  =========== =========   =========  ===========

  The holders of Series A and B preferred stock are entitled to noncumulative dividends of 8% of original issue price per share, per annum in preference and priority to any payment of any dividend on common stock, when and as declared by the board of directors. The holders of Series A and B preferred stock are also entitled to liquidation preferences of $0.50 and $4.50 per share and all declared but unpaid dividends in preference to common stock in the event of any liquidation, dissolution, or winding up of Portal. No dividends have been declared as of January 31, 1999.

  Each share of preferred stock is convertible into one share of common stock, subject to certain antidilution provisions, and will automatically convert upon a public offering of Portal's common stock if the aggregate proceeds exceed $7.5 million and the offering price is at least $10.00 per share.

  Each share of preferred stock votes equally with shares of common stock on an as-converted basis. Under certain protective provisions, a majority vote of the existing preferred stockholders, voting together as one class, is required to make certain capitalization adjustments, such as modifying the authorization, preference, or class of stock or to effect a significant corporate transaction such as a merger or dissolution of Portal.

 Common Stock

  Portal has issued shares of common stock which are subject to Portal's right to repurchase at the original issuance price upon the occurrence of certain events, as defined in the agreement relating to the sale of such stock. The repurchase rights lapse ratably over a period of one to four years from the date of issuance. At January 31, 1998 and 1999, approximately 4,606,551 and 1,756,630 shares were subject to repurchase. Of the shares subject to repurchase, 2,565,151 and 2,845,372 shares were issued upon the exercise of options under the 1995 Stock Option Plan. In the event that a stockholder negotiates to sell all or part of the stock to a third party, Portal has a right of first refusal to repurchase that stock at the negotiated price.

  At January 31, 1999, common stock was reserved for issuance as follows:

     Conversion of preferred stock.................................  9,550,729
     Exercise of outstanding stock options.........................  2,082,168
     Shares of common stock available for grant under the 1995
      Stock Option/Stock Issuance Plan.............................    304,614
     Exercise of preferred and common stock warrants outstanding...    194,566
                                                                    ----------
                                                                    12,132,077
                                                                    ==========

                             PORTAL SOFTWARE, INC.

(6) Stockholders' Equity (continued)

 Warrants

  Warrants to purchase 10,454 shares of common stock for a price of $0.05 per share were issued in connection with bridge loan financing in December 1995. As of January 31, 1998, warrants to purchase 6,287 shares were exercised and warrants to purchase 4,167 shares are outstanding. The warrants expire in January 2003 and the value ascribed to the warrants is immaterial for financial statement purposes.

  Warrants to purchase 1,206,900 shares of Series A preferred stock at a price of $0.50 per share were issued in connection with the issuance of Series A preferred stock in March 1996. During the years ended January 31, 1998 and 1999, 33,350 and 34,850 shares were exercised. At January 31, 1999, there were warrants outstanding to purchase 113,700 shares of Series A preferred stock which expire in April 1997 through April 1999. The value ascribed to these warrants is immaterial for financial statement purposes.

  Warrants to purchase 76,699 shares of Series B preferred stock for a price of $4.50 per share were issued in connection with the issuance of notes payable in July 1997. None of these warrants have been exercised and all shares were outstanding at January 31, 1999. The Series B preferred stock warrants expire in September 2003. The warrants were appraised at the date of issuance and additional interest expense of $104,000 was recorded. This amount was deferred and is being amortized to interest expense over the term of the notes. During the year ended January 31, 1999, $38,310 of the additional interest expense was amortized.

 Stock Options

  During the year ended January 31, 1996, Portal adopted its 1995 Stock Option/Stock Issuance Plan, or the Plan which authorizes the board of directors to grant incentive stock options or nonqualified stock options to purchase up to 2,610,000 shares of common stock to employees, officers, and directors of Portal. The Plan allows for the grant of incentive stock options to employees and grant of nonstatutory stock options to eligible participants.

  The option price is not less than 100% or 85% of the fair value on the date of the grant as determined by the board of directors for incentive stock options and nonqualified stock options, respectively, except for options granted to a person owning greater than 10% of the total voting power of Portal, for which the exercise price of the options must not be less than 110% of the fair value at the time of grant. Options generally become exercisable upon grant subject to repurchase rights in favor of Portal until vested. Shares generally vest over a period of no more than five years. Options may be granted with different vesting terms at the discretion of the board of directors. Options are exercisable for a term of ten years after the date of grant except those options granted to a person owning greater than 10% of the total voting power of stock of Portal, which are exercisable for a term of five years after the date of grant. In the event of a change in control in which options granted under the Plan are not assumed, the options will accelerate and vest in full and existing repurchase rights will lapse.

                             PORTAL SOFTWARE, INC.

(6) Stockholders' Equity (continued)

 Stock Options (continued)

  A summary of Portal's stock option activity and related information follows:

                                      January 31, 1998      January 31, 1999
                                    ---------------------- --------------------
                                                 Weighted-            Weighted-
                                                  Average              Average
                                                 Exercise             Exercise
                                      Shares       Price    Shares      Price
                                    -----------  --------- ---------  ---------
Outstanding at beginning of year..      578,100    $0.04     332,728    $0.05
Options granted...................    3,100,305    $0.05   2,285,000    $4.06
Options exercised.................   (3,057,658)   $0.05    (478,060)   $1.24
Options canceled..................     (288,019)   $0.05     (57,500)   $3.18
                                    -----------    -----   ---------    -----
Outstanding at end of year........      332,728    $0.05   2,082,168    $4.09
                                    ===========    =====   =========    =====
Exercisable at end of year........      332,728    $0.05   2,082,168    $4.09
                                    ===========    =====   =========    =====
Weighted-average fair value of
 options granted..................                 $0.01                $1.52
                                                   =====                =====

  At January 31, 1998 and 1999, 2,565,151 and 1,756,636 shares which had been issued upon exercise of options were subject to repurchase. At January 31, 1998 and 1999, options to acquire 6,611 and 52,491 shares were vested but not exercised.

  Exercise prices for options outstanding as of January 31, 1999 and the weighted-average remaining contractual life are as follows:

                      Options Outstanding and Exercisable
                      ------------------------------------
                                      Weighted-
                          Number       Average   Weighted-
          Range of    Outstanding at  Remaining   Average
          Exercise     January 31,   Contractual Exercise
           Prices          1999         Life       Price
          --------    -------------- ----------- ---------
                                     (In years)
        $0.002-$0.05      151,581        8.7       $0.05
        $0.06-$1.00       178,972        9.2       $1.00
        $1.01-$2.00       580,541        9.3       $2.00
        $2.01-$4.00       288,128        9.5       $4.00
        $4.01-$5.00       133,592        9.7       $5.00
        $5.01-$8.00       749,354        9.8       $8.00
                        ---------        ---
                        2,082,168        9.5
                        =========        ===

  During the year ended January 31, 1999, in connection with the grant of certain share options to employees, Portal recorded deferred stock compensation of $14.1 million representing the difference between the exercise price and the deemed fair value of Portal's common stock on the date such stock options were granted. Such amount is included as a reduction of stockholders' equity (net capital deficiency) and is being amortized by charges to operations on a graded vesting method. In fiscal 1999, Portal recorded amortization of deferred stock compensation expense of approximately $2.0 million. At January 31, 1999, Portal had a total of approximately $12.2 million remaining to be amortized over the corresponding vesting period of each respective option, generally four years. The amortization expense relates to options awarded to employees in all operating expense categories. This amount has not been separately allocated to these categories.

                             PORTAL SOFTWARE, INC.

(6) Stockholders' Equity (continued)

 Accounting for Stock-Based Compensation

  As discussed in Note 1, Portal has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee and director stock-based awards because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock-based awards. Under APB Opinion No. 25, Portal does not recognize compensation expense with respect to such awards if the exercise price equals or exceeds the fair value of the underlying security on the date of grant and other terms are fixed.

  The fair value for these awards was estimated at the date of grant using the minimum value options pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because Portal's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. The fair value of options granted during the years ended January 31, 1997, 1998, and 1999 was determined using the minimum value method with a risk-free interest rate of 6.0%, an expected life of six years, and a dividend yield of zero.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. Portal's pro forma information follows (in thousands, except per share amounts):

                                                     Year Ended January 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
   Net loss:
   As reported..................................... $(2,274) $(7,587) $(17,071)
   Pro forma ......................................  (2,275)  (7,593)  (17,692)
   Basic and diluted net loss per share:
   As reported..................................... $ (0.57) $ (1.07) $  (1.75)
   Pro forma.......................................   (0.57)   (1.07)    (1.81)

(7) Income Taxes

  Portal's provision for income taxes of approximately $0.7 million for the year ended January 31, 1999 consists of alternative minimum taxes, foreign withholding and local income taxes. The reconciliation of income tax expense (benefit) attributable to continuing operations computed at the U.S. federal statutory rates to income tax expense (benefit) for the fiscal years ended January 31, 1997, 1998, and 1999 is as follows (in thousands):

                             PORTAL SOFTWARE, INC.

(7) Income Taxes (continued)

                                                       Year Ended January
                                                               31,
                                                      -----------------------
                                                      1997    1998     1999
                                                      -----  -------  -------
   Tax provision (benefit) at U.S. statutory rate.... $(773) $(2,579) $(5,561)
   Loss for which no tax benefit is currently
    recognizable.....................................   773    2,579    5,561
   Alternative minimum tax...........................   --       --       500
   Foreign income and withholding taxes..............   --       --       215
                                                      -----  -------  -------
   Total............................................. $ --   $   --   $   715
                                                      =====  =======  =======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of Portal's deferred tax assets are as follows (in thousands):

                                                                January 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
   Deferred tax assets:
    Net operating loss carryforwards........................  $ 1,275  $    --
    Tax credit carryforwards................................      396     1,053
    Deferred revenue........................................    2,437     8,980
    Accruals and reserves not currently deductible..........      292     1,679
    Other, net..............................................      --        848
                                                              -------  --------
   Total deferred tax assets................................    4,400    12,560
   Valuation allowance......................................   (4,400)  (12,560)
                                                              -------  --------
   Net deferred tax assets..................................  $   --   $    --
                                                              =======  ========

  Realization of deferred tax assets is dependent on future earnings, if any, the timing and the amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the deferred tax assets as of January 31, 1999 and 1998, has been established to reflect these uncertainties. The change in the valuation allowance was a net increase of approximately $8.2 million and $3.1 million for the years ended January 31, 1999 and 1998.

  As of January 31, 1999, Portal had federal research and development tax credit carryforwards of approximately $0.5 million, which will expire at various dates from 2012 through 2019, if not utilized. In addition, Portal had federal alternative minimum tax credit carryforwards of approximately $0.5 million which have an unlimited carryforward period.

  Utilization of tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in expiration of tax credit carryforwards before full utilization.

                             PORTAL SOFTWARE, INC.

(8) Subsequent Events (Unaudited)

 1999 Stock Incentive Plan

  In February 1999, the board of directors approved the adoption of the 1999 Stock Incentive Plan, subject to stockholder approval. A total of 1,200,000 shares of common stock has been reserved for issuance under the 1999 Stock Incentive Plan. The price at which the options to purchase common stock may be issued is the fair market value of Portal's common stock at the close of the previous business day.

 1999 Employee Stock Purchase Plan

  In February 1999, the board of directors approved the adoption of Portal's 1999 Employee Stock Purchase Plan, subject to stockholder approval. A total of 600,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan. The 1999 Purchase Plan permits eligible employees to acquire shares of Portal's common stock through periodic payroll deductions of up to 15% of total compensation. No more than 625 shares may be purchased on any purchase date per employee. Each offering period will have a maximum duration of 12 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of Portal's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. The initial offering period will commence on the effectiveness of the
initial public offering and will end on           .


 Reincorporation, Amendment to the Articles of Incorporation

  During February 1999, Portal's board of directors authorized the reincorporation of the Company in the state of Delaware. This reincorporation is to be effective upon shareholder approval which is anticipated to occur prior to Portal's initial public offering. Upon reincorporation, Portal will be authorized to issue 200,000,000 shares of common stock, $0.001 par value and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock.

                                  UNDERWRITING

  Portal and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter will severally agree to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation, BancBoston Robertson Stephens Inc. and Hambrecht & Quist LLC are the representatives of the underwriters.

                                                                       Number of
                              Underwriters                               Shares
                              ------------                             ---------
   Goldman, Sachs & Co. ..............................................
   Credit Suisse First Boston Corporation.............................
   BancBoston Robertson Stephens Inc. ................................
   Hambrecht & Quist LLC..............................................
                                                                         -----
     Total............................................................
                                                                         =====

                               ----------------
  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Portal to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

  The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Portal. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                 Paid by Portal

                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per Share............................................. $            $
Total................................................. $            $

  Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $        per share from the initial public offering price.
Any of these securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to
$         per share from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

  Portal has agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

  Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Portal and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Portal's historical performance, estimates of the business potential and earnings prospects of Portal, an assessment of Portal's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Common Stock will be quoted on the Nasdaq National Market under the symbol "PRSF".

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  At the request of Portal, the underwriters have reserved up to shares of common stock for sale, at the initial public offering price, to directors, officers, employees and friends of Portal through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares.

  Portal estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately
$          .

  Portal has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

                           [DESCRIPTION OF ARTWORK]
[FAST TIME-TO-MARKET WITH NEW SERVICES DIAGRAM]

[A diagram, in the shape of steps, depicting Portal's Infranet Platform representing Object APIs; Access Services, including Basic Dial-Up, ISDN, xDSL, Roaming, Dedicated Internet Protocol Access, ATM and Frame Relay and Cable Modem; Consumer Services, including Personal Web Pages, Online Gaming, IP Telephony, Information Services and Content and Personal Finance Services; and Business Services, including Web Site Hosting, VPN, IP Fax, Audio/Video Conference and Application Hosting.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


  No dealer, salesperson or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  32
Management...............................................................  46
Certain Transactions.....................................................  57
Principal Stockholders...................................................  58
Description of Capital Stock.............................................  60
Shares Eligible for Future Sale..........................................  63
Legal Matters............................................................  64
Experts..................................................................  64
Additional Information...................................................  65
Index to Consolidated Financial Statements............................... F-1
Underwriting............................................................. U-1

                               ----------------

  Through and including          , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       Shares

                             Portal Software, Inc.

                                 Common Stock

                               ----------------



                               ----------------

                             Goldman, Sachs & Co.

                          Credit Suisse First Boston

                                  BancBoston
                              Robertson Stephens

                               Hambrecht & Quist

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Portal in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

   SEC Registration Fee................................................ $19,600
   NASD Filing Fee..................................................... $ 7,500
   Nasdaq National Market Listing Fee..................................    *
   Printing and Engraving Expenses.....................................    *
   Legal Fees and Expenses.............................................    *
   Accounting Fees and Expenses........................................    *
   Blue Sky Fees and Expenses..........................................    *
   Transfer Agent Fees.................................................    *
   Miscellaneous.......................................................    *

     Total.............................................................    *

--------
 *To be filed by amendment

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6 of Portal's Amended and Restated Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Portal's Second Amended and Restated Certificate of Incorporation provides that, subject to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to Portal and its stockholders. This provision in the Second Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Portal or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Portal has entered into indemnification agreements with its officers and directors, a form of which was previously filed with the Securities and Exchange Commission as an Exhibit to
the Registrant's Registration Statement on Form S-1 (No. 333-     ) (the
"Indemnification Agreements"). The Indemnification Agreements provide Portal's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to
Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of Portal against certain liabilities, and
Section 1.10 of the Amended and Restated Investor Rights Agreement contained in
Exhibit 4.2 and 4.3 hereto, indemnifying certain of Portal's stockholders, including controlling stockholders, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

  During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below.

  (a)The Registrant issued and sold 3,685,986 shares of its Common Stock to employees and consultants for an aggregate purchase price of $1,079,991 pursuant to direct stock issuances and the exercise of options under its 1995 Stock Option/Stock Issuance Plan.

  (b)From March 1996 through January 1997, the Registrant issued and sold an aggregate of 5,045,530 shares of Series A Preferred Stock at a per share price of $0.50, for an aggregate of $2,522,765 to several investors.

  (c)In June 1996, the Registrant issued and sold 844,850 shares of its Common Stock at a per share price of $0.02 for an aggregate purchase price of $16,890 to an officer of the Registrant.

  (d)In April 1996, the Registrant issued warrants to purchase 182,200 shares of Series A Preferred Stock at a per share price of $0.50 to several investors.


  (e)In October 1996, the Registrant issued and sold 500,000 shares of Common Stock to entities affiliated with Accel Partners upon exercise of warrants for an aggregate purchase price of $1,000.


  (f)In January 1997, the Registrant issued and sold 1,025,000 shares of Series A Preferred Stock to entities affiliated with Accel Partners upon exercise of warrants for an aggregate purchase price of $512,500.

  (g)In April 1997, the Registrant issued 33,350 shares of Series A Preferred Stock to an investor upon exercise of warrants for an aggregate purchase price of $16,825.

  (h)In September 1997, in connection with an equipment leasing transaction, the Registrant issued warrants to purchase 43,366 shares of its Series B Preferred Stock, at an exercise price of $4.50 per share, to Lighthouse Capital.

  (i) In September 1997, in connection with a line of credit, the Registrant issued a warrant to purchase 4,167 shares of its Common Stock, at an exercise price of $0.05 per share, to Imperial Bank.

  (j)In November 1997, in connection with a bridge loan, the Registrant issued warrants to purchase 6,287 shares of its Common Stock, at an exercise price of $0.05 per share, to entities affiliated with Accel Partners.

  (k)In January 1998, in connection with an equipment leasing transaction, the Registrant issued warrants to purchase 33,333 shares of its Series B Preferred Stock, at an exercise price of $4.50 per share, to Comdisco, Inc.

  (l)From January through August 1998, the Registrant issued and sold an aggregate of 3,411,999 shares of Series B Preferred Stock at a per share price of $4.50, for an aggregate of $15,353,996 to several investors.

  (m)In May 1998, the Registrant issued 34,850 shares of Series A Preferred Stock to an investor upon exercise of warrants for an aggregate purchase price of $17,425.

  (n)In June 1998, the Registrant issued and sold 6,287 shares of Common Stock to entities affiliated with Accel Partners upon exercise of warrants for an aggregate purchase price of $314.

  None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant or otherwise, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

(a) Exhibits

 Exhibit
 Number  Exhibit Title
 ------- -------------
  1.1*   Form of Underwriting Agreement among the Registrant, Goldman Sachs &
         Co., Credit Suisse First Boston Corporation, BancBoston Robertson
         Stephens and Hambrecht & Quist LLC.
  3.1*   Amended and Restated Certificate of Incorporation.
  3.2*   Amended and Restated Bylaws.
  4.1*   Form of Registrant's Specimen Common Stock Certificate.
  4.2    Amended and Restated Investors' Rights Agreement, among the Registrant and the investors and founders named therein, dated January 29, 1998.
  4.3    Amendment No. 1 to the Amended and Restated Investors' Rights
         Agreement, dated March 3, 1998.
  4.4    Reference is made to Exhibits 3.1 and 3.2.
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP, counsel for the
         Registrant, with respect to the common stock being registered.
 10.1    Lease Agreement between Registrant and Stevens Creek Office Center
         Associates for office facilities at Stevens Creek Office Center,
         Cupertino, California, dated November 4, 1991, as amended.
 10.2    Lease Agreement between Registrant and Stevens Creek Office Center
         Associates for office facilities at 20833 Stevens Creek Boulevard,
         Cupertino, California, dated as of September 8, 1998.
 10.3    Loan and Security Agreement by and between Registrant and Lighthouse
         Capital Partners, L.P., dated as of July 24, 1997, as amended.
 10.4*   Registrant's 1995 Stock Option/Stock Issuance Plan and exhibits.
 10.5*   Registrant's 1999 Stock Incentive Plan.
 10.6*   Registrant's 1999 Employee Stock Purchase Plan.
 10.7    Form of Directors' and Officers' Indemnification Agreement.
 10.8    Form of Registrant's Software License and Support Agreement.
 10.9    Form of Registrant's Business Alliance Agreement.
 21.1    Subsidiaries of the Registrant
 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 23.2*   Consent of Brobeck, Phleger & Harrison LLP (contained in its opinion filed as Exhibit 5.1).
 24.1    Power of Attorney. Reference is made to Page II-5.
 27.1    Financial Data Schedule. (In EDGAR format only)

--------
* To be filed by amendment

(b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  Portal hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Portal pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of Portal, Indemnification Agreements entered into between Portal and its officers and directors, the Underwriting Agreement, or otherwise, Portal has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Portal of expenses incurred or paid by a director, officer, or controlling person of Portal in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Portal will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Portal pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on this 26th day of February, 1999.

                                          PORTAL SOFTWARE, INC.

                                          By: /s/      John E. Little
                                             ----------------------------------
                                                       John E. Little
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, John E. Little and Jack
L. Acosta, and each one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:

             Signature                           Title                   Date
             ---------                           -----                   ----

         /s/ John E. Little          President, Chief Executive        February
____________________________________  Officer (Principal               26, 1999
           John E. Little             Executive Officer) and
                                      Chairman of the Board of
                                      Directors

         /s/ Jack L. Acosta          Chief Financial Officer,        February 26,
____________________________________  Vice President, Finance            1999
           Jack L. Acosta             (Principal Financial and
                                      Accounting Officer) and
                                      Secretary


             Signature                           Title                   Date
             ---------                           -----                   ----

      /s/ Arthur C. Patterson        Director                        February 26,
____________________________________                                     1999
        Arthur C. Patterson

        /s/ Edward J. Zander         Director                        February 26,
____________________________________                                     1999
          Edward J. Zander

     /s/ David C. Peterschmidt       Director                        February 26,
____________________________________                                     1999
       David C. Peterschmidt

     /s/ William T. Coleman III      Director                        February 26,
____________________________________                                     1999
       William T. Coleman III

                                 EXHIBIT INDEX

 Exhibit
 Number  Exhibit Title
 ------- -------------
  1.1*   Form of Underwriting Agreement among the Registrant, Goldman Sachs &
         Co., Credit Suisse First Boston Corporation, BancBoston Robertson
         Stephens and Hambrecht & Quist LLC.
  3.1*   Amended and Restated Certificate of Incorporation.
  3.2*   Amended and Restated Bylaws.
  4.1*   Form of Registrant's Specimen Common Stock Certificate.
  4.2    Amended and Restated Investors' Rights Agreement, among the Registrant and the investors and founders named therein, dated January 29, 1998.
  4.3    Amendment No. 1 to the Amended and Restated Investors' Rights
         Agreement, dated March 3, 1998.
  4.4    Reference is made to Exhibits 3.1 and 3.2.
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP, counsel for the
         Registrant, with respect to the common stock being registered.
 10.1    Lease Agreement between Registrant and Stevens Creek Office Center
         Associates for office facilities at Stevens Creek Office Center,
         Cupertino, California, dated November 4, 1991, as amended.
 10.2    Lease Agreement between Registrant and Stevens Creek Office Center
         Associates for office facilities at 20833 Stevens Creek Boulevard,
         Cupertino, California, dated as of September 8, 1998.
 10.3    Loan and Security Agreement by and between Registrant and Lighthouse
         Capital Partners, L.P., dated as of July 24, 1997, as amended.
 10.4*   Registrant's 1995 Stock Option/Stock Issuance Plan and exhibits.
 10.5*   Registrant's 1999 Stock Incentive Plan.
 10.6*   Registrant's 1999 Employee Stock Purchase Plan.
 10.7    Form of Directors' and Officers' Indemnification Agreement.
 10.8    Form of Registrant's Software License and Support Agreement.
 10.9    Form of Registrant's Business Alliance Agreement.
 21.1    Subsidiaries of the Registrant.
 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 23.2*   Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
 24.1    Power of Attorney. Reference is made to Page II-5.
 27.1    Financial Data Schedule (In EDGAR format only).

--------
* To be filed by amendment